UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant    ☐

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☐ Preliminary Proxy Statement	☐ For Use of the Commission Only (as permitted by

        Rule 14a-6(e)(2))

☒    Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-12

The McGraw-Hill Companies, Inc.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Reg. §240.14a-101.

SEC 1913 (3-99)

March 20, 2009

Dear Shareholder:

On behalf of our Board of Directors and management, we cordially invite you to attend our Annual Meeting of Shareholders on Wednesday, April 29, 2009. The Meeting will be held at our headquarters at 1221 Avenue of the Americas, New York, New York 10020-1095, at 11:00 a.m. (EDT). If you are unable to attend the Annual Meeting in New York, please join us via live Webcast on the Company’s Web site at www.mcgraw-hill.com.

The Notice of Meeting and Proxy Statement accompanying this letter describe the business we will consider at the Meeting. Your vote is very important. I urge you to vote to be certain your shares are represented at the Meeting even if you plan to attend. Most shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to your proxy materials or the information forwarded by your bank, broker or other holder of record to see which methods are available to you.

I look forward to seeing you at the Meeting.

Harold McGraw III

Chairman of the Board, President and Chief Executive Officer

Notice of Annual Meeting of Shareholders

To Be Held April 29, 2009

The Annual Meeting of Shareholders of The McGraw-Hill Companies, Inc. will be held on Wednesday, April 29, 2009, at 11:00 a.m. (EDT) at the Company’s headquarters at 1221 Avenue of the Americas, New York, New York 10020-1095. At the Meeting, shareholders will be asked to:

•	elect three Directors;

•	reapprove the performance goals under the Company’s 2002 Stock Incentive Plan;

•	ratify the appointment of the Company’s independent Registered Public Accounting Firm for 2009;

•	vote on five shareholder proposals, if properly presented at the Meeting; and

•	consider any other business, if properly raised.

You may vote at the Meeting if you were a shareholder of the Company at the close of business on March 9, 2009, the record date for the Meeting.

By Order of the Board of Directors.

Scott L. Bennett

Senior Vice President, Associate General

Counsel and Secretary

New York, New York

March 20, 2009

Please sign and return the enclosed proxy card in the postage-paid envelope provided or, if you prefer, please follow the instructions on the enclosed proxy card for voting by telephone or via the Internet. You may access the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor  relations for further Internet voting instructions as well as to view the Proxy Statement and Annual Report online.

The McGraw-Hill Companies, Inc.

Proxy Statement

2009 Annual Meeting of Shareholders

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Item 3.	Proposal to Ratify the Appointment of the Company’s Independent Registered Public Accounting Firm	68
Item 4.	Shareholder Proposal – Elect Each Director Annually	69
Item 5.	Shareholder Proposal – Adopt Simple Majority Vote	72
Item 6.	Shareholder Proposal – Request for Public Disclosure of Corporate Policies and Procedures Regarding Political Contributions and the Amount of Such Contributions	75
Item 7.	Shareholder Proposal – Elect Directors by Majority Vote	77
Item 8.	Shareholder Proposal – Adopt Policy Requiring Chairman to be Independent Director Who Has Not Previously Served as an Executive Officer of the Company	79
Item 9.	Other Matters	82

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The McGraw-Hill Companies, Inc.

Proxy Statement

2009 Annual Meeting of Shareholders

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON APRIL 29, 2009.

THE COMPANY’S ANNUAL REPORT, LETTER TO SHAREHOLDERS, NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND PROXY CARD ARE AVAILABLE AT www.mcgraw-hill.com/investor_relations.

GENERAL INFORMATION

Why did I receive this Proxy Statement?

The Board of Directors of The McGraw-Hill Companies, Inc. (the “Company”, “we” or “us”) is soliciting proxies for the 2009 Annual Meeting of Shareholders (the “Annual Meeting” or “Meeting”) to be held on Wednesday, April 29, 2009, at 1221 Avenue of the Americas, New York, New York 10020-1095, at 11:00 a.m. (EDT) and at any adjournment of the Meeting. When the Company asks for your proxy, we must provide you with a Proxy Statement that contains certain information specified by law. This Proxy Statement summarizes the information you need in order to vote at the Meeting.

The Company’s Annual Report, Letter to Shareholders, Notice of Annual Meeting, Proxy Statement and proxy card are being mailed to shareholders beginning on or about March 20, 2009.

What will I vote on?

The following items:

•	election of three Directors;

•	reapproval of the performance goals under the Company’s 2002 Stock Incentive Plan;

•	ratification of the appointment of the Company’s independent Registered Public Accounting Firm for 2009;

•	five shareholder proposals, provided a proposal is properly presented at the Meeting; and

•	other matters that may properly be brought before the Meeting.

Will there be any other items of business on the agenda?

We do not expect any other items of business at the Annual Meeting. Nonetheless, if there is an unforeseen need, your proxy will give discretionary authority to the persons named on the proxy to vote on any other matters that may be brought before the Meeting. These persons will use their best judgment in voting your proxy.

Who is entitled to vote?

Shareholders as of the close of business on the record date, which is March 9, 2009, may vote at the Annual Meeting.

How many votes do I have?

You have one vote at the Meeting for each share of common stock you held on the record date.

What constitutes a quorum for the Annual Meeting?

A quorum is necessary to conduct business at the Annual Meeting. A quorum requires the presence at the Meeting of a majority of the outstanding shares entitled to vote, in person or represented by proxy. You are part of the quorum if you have voted by proxy. As of the record date, 314,466,991 shares of Company common stock were issued and outstanding.

How do I vote?

You can vote either in person at the Annual Meeting or by proxy without attending the

Meeting. We urge you to vote by proxy even if you plan to attend the Meeting so we will know as soon as possible that enough votes will be present for us to hold the Meeting. If you attend the Meeting in person, you may vote at the Meeting and your earlier proxy will not be counted.

May I vote by telephone or via the Internet?

Yes. Instead of submitting your vote by mail using the enclosed proxy card, you may be able to vote on the Internet or by telephone. Please note that there are separate Internet and telephone voting arrangements depending on whether you hold your shares:

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as the registered shareholder, also known as the “shareholder” or “holder” of record (that is, if you own shares directly in your own name and they are either kept at our transfer agent or are in your possession); or

•	as the “beneficial owner”, also known as holding the shares in “street name” (that is, if your shares are held for you by your bank, broker or other holder of record).

If you are a registered shareholder, you may vote by telephone or via the Internet by following the instructions on your proxy card.

If you are a beneficial owner, please refer to the information forwarded by your bank, broker or other holder of record to see which options are available to you. Most brokers and banks offer voting by telephone and via the Internet as well as by mail.

If you vote via the Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for these costs.

What should I do if I want to attend the Annual Meeting?

All shareholders and employees of the Company may attend the Annual Meeting. Please bring your admission ticket or proof of ownership of The McGraw-Hill Companies stock to enter the Annual Meeting. When you arrive at the Annual Meeting, you may be asked to present photo identification, such as a driver’s license, to be admitted. The McGraw-Hill Companies employees wishing to attend the Annual Meeting can present their employee identification card to be admitted.

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If you are a registered shareholder, you will find an admission ticket attached as part of the proxy card sent to you. If you plan to attend the Annual Meeting, please bring this portion of the proxy card with you to the Meeting. If you opted to receive your proxy materials electronically, please print out the admission ticket you will find online and bring this with you.

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If your shares are held in the name of your bank, broker or other holder of record, please bring proof of ownership to be admitted to the Meeting. A recent brokerage statement or letter from your bank or broker is an example of proof of ownership.

For safety and security reasons, no cameras, recording equipment, electronic devices, large bags, brief cases or packages will be permitted in the Meeting.

How do I vote my shares in the Company’s Dividend Reinvestment Plan?

If you participate in the Company’s Dividend Reinvestment Plan, any proxy you give will also govern the voting of all shares you hold in this Plan, unless you give us other instructions.

How do I vote my shares in the Company’s employee benefit plans?

If you received this Proxy Statement because you are an employee of the Company who participates in these plans and you have shares of common stock of the Company allocated to your account under these plans, you may vote your shares held in these plans as of March 9, 2009 by mail, by telephone or via the Internet. Instructions are provided on the enclosed proxy card from BNY Mellon Shareowner Services, the Company’s transfer agent. BNY Mellon Shareowner Services must receive your instructions by 1:00 p.m. (EDT) on April 27, 2009 in order to communicate your instructions to the plans’ Trustee, who will vote your shares. Any plan shares for which we do not receive instructions from the employee will be voted by the Trustee in the same proportion as the shares for which we have received instructions.

Can I revoke or change my vote?

Yes. If you are a shareholder of record, you have the right to revoke your proxy at any time before the Annual Meeting by sending a signed notice to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. If you want to change your vote at any time before the Meeting, you must deliver a later dated proxy by telephone, via the Internet or in writing. You may also change your proxy by voting in person at the Meeting.

If you are a beneficial owner, please refer to the information forwarded by your broker, bank or other holder of record for procedures on revoking or changing your proxy.

What are the costs of soliciting these proxies and who will pay them?

The Company will pay all costs of soliciting these proxies. In addition, some of our officers and employees may solicit proxies by telephone or in person. We will reimburse banks and brokers for the expenses they incur in forwarding the proxy materials to you. Georgeson Inc. is assisting us with the solicitation of proxies for a fee not to exceed $20,000 plus reimbursement for out-of-pocket expenses.

How many votes are required for the approval of each item?

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Proposal One – A nominee will be elected as a Director if he or she receives a plurality of the votes cast at the Annual Meeting. The Company’s By-Laws provide, however, that if a nominee for Director is elected by a plurality of the votes cast, but fails to receive a majority of the votes cast, the Director is required to tender his or her resignation to the Board of Directors. A majority of votes cast means that the number of shares voted “for” a Director’s election exceeds 50% of the number of votes cast with respect to that Director’s election. Votes cast include votes to withhold authority and exclude abstentions with respect to that Director’s election. The Board’s Nominating and Corporate Governance Committee is then required to make a recommendation to the Board as to whether to accept or reject the tendered resignation. The Board will act on the tendered resignation and will publicly disclose its decision and rationale within 90 days following certification of the election results. If a Director’s resignation is accepted by the Board, the Board may fill the vacancy or decrease the size of the Board.

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Proposal Two – The affirmative vote of the holders of a majority of the votes cast is required to reapprove the performance goals under the Company’s 2002 Stock Incentive Plan. Abstentions and broker non-votes will not be counted either for or against this proposal.

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Proposal Three – The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of the Company’s independent Registered Public Accounting Firm for 2009. Abstentions and broker non-votes will not be counted either for or against this proposal.

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Proposals Four through Eight – The affirmative vote of the holders of a majority of the votes cast is required to approve each of the shareholder proposals. Abstentions and broker non-votes will not be counted either for or against these proposals.

Are abstentions and broker non-votes part of the quorum?

Yes. Abstentions, broker non-votes and votes withheld for Director nominees count as “shares present” at the Annual Meeting for purposes of determining a quorum.

What are broker non-votes?

If your shares are held by a broker, the broker may require your instructions in order to vote your shares. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen depending on the type of proposal. For the election of Directors, reapproval of the performance goals under the Company’s 2002 Stock Incentive Plan and ratification of the Company’s independent Registered Public Accounting Firm for 2009, the broker may vote your shares in its discretion. For approval of the shareholder proposals, the broker may not vote your shares at all. When that happens, it is called a “broker non-vote”.

Who will count the vote?

Votes at the Annual Meeting will be counted by two independent inspectors of election appointed by the Board.

What if I do not vote for some or all of the matters listed on my proxy card?

If you are a registered shareholder and you return a signed proxy card without indicating your vote for some or all of the matters, your shares will be voted as follows for any matter you did not vote on:

•	for the nominees to the Board listed on the proxy card;

•	for reapproval of the performance goals under the Company’s 2002 Stock Incentive Plan;

•	for the ratification of the appointment of the Company’s independent Registered Public Accounting Firm for 2009; and

•	against each of the shareholder proposals.

How do I submit a shareholder proposal for the 2010 Annual Meeting?

The Company’s 2010 Annual Meeting is scheduled for April 28, 2010. There are two different deadlines for submitting shareholder proposals. First, if a shareholder wishes to have a proposal considered for inclusion in next year’s Proxy Statement, he or she must submit the proposal in writing so that we receive it by November 20, 2009. Proposals should be addressed to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. If you submit a proposal, it must comply with applicable laws, including Rule 14a-8 of the Securities Exchange Act of 1934.

In addition, the Company’s By-Laws provide that any shareholder wishing to nominate a candidate for Director or to propose any other business at the Annual Meeting must give the Company written notice no earlier than December 30, 2009 and no later than January 29, 2010. This notice must comply with applicable laws and the Company’s By-Laws. Copies of the By-Laws are available to shareholders free of charge on request to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. You may also download the By-Laws from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations.

Can I view future proxy materials online instead of receiving them by mail?

Yes. If you are a shareholder of record or own Company shares through one of the Company’s employee benefit plans, you may, if you wish, view future Proxy Statements and Annual Reports online. If you elect this feature, you will receive an e-mail notice which will include the Web address for viewing the materials online. The e-mail notice will also include instructions so you can vote your proxy online or by telephone. If you have more than one account, you may receive separate e-mails for each account. Costs normally associated with electronic delivery, such as usage and telephone charges, as well as any costs incurred in printing documents, will be your responsibility.

During the proxy voting period, the Internet voting system will automatically prompt shareholders for their consent. Throughout the year, registered shareholders can give consent by enrolling in MLinkSM, a secure, online mailbox for electronic delivery of the Annual Report and Proxy Statement, as well as account statements. Go to www.bnymellon.com/shareowner/isd and enter the requested information to enroll in MLink. Owners of shares through one of the Company’s employee benefit plans may consent at www.electronicconsent.com/mhp.

If you are a beneficial owner, please contact your broker, bank or other holder of record for procedures on how to provide your consent.

What are the benefits of electronic delivery?

If you received your Annual Meeting materials by mail, we strongly encourage you to sign up to receive these materials via e-mail. Electronic delivery helps the environment and saves the Company money by reducing printing and mailing costs. It will also make it convenient for you to view your proxy materials and vote your shares online. If you have shares in more than one account, it is also an easy way to eliminate receiving duplicate copies of proxy materials.

What are the costs of electronic delivery?

The Company charges nothing for electronic delivery. You may, of course, incur expenses associated with Internet access such as telephone charges or charges from your Internet service provider.

May I change my mind later?

Yes. You may discontinue electronic delivery and resume mail delivery of the Proxy Statement and Annual Report. Registered shareholders should log in to www.bnymellon.com/shareowner/isd and click “decline” in the MLink Profile tab. Owners of shares through one of the Company’s employee benefit plans can revoke consent at www.electronicconsent.com/mhp.

If you are a beneficial owner, please contact your broker, bank or other holder of record for procedures on how to revoke your consent.

Will I receive a copy of the Company’s Annual Report?

Unless you previously elected to view our Annual Report via the Internet, we mailed our 2008 Annual Report to shareholders beginning on or about March 20, 2009.

What is “householding”?

We have adopted “householding”, a procedure under which beneficial owners who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure reduces duplicate mailings and thus reduces our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Householding does not affect dividend check mailings.

What if I want to receive a separate copy of the Proxy Statement or Annual Report?

If you wish to receive a separate copy of the 2008 Annual Report or this Proxy Statement, please call us toll-free at (866) 436-8502, or send an e-mail to investor_relations@mcgraw-hill.com, or write to: Investor Relations, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. We will promptly deliver to you the documents you requested.

Where can I find the voting results?

We will publish the voting results in our Form 10-Q for the Second Quarter of 2009, which we will file with the SEC on or about July 29, 2009. To view our Form 10-Q online, go to the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations, and click on the SEC Filings link located in the Digital Investor Kit.

Can shareholders and other interested parties communicate directly with our Board? If so, how?

Yes. You may communicate directly with one or more members of the Board by writing to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095, or by sending an e-mail to the Company’s Secretary at corporate_secretary@mcgraw-hill.com. The Company’s Secretary will then forward all questions or comments directly to our Board or a specific Director, as the case may be.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Company’s business and affairs are overseen by our Board pursuant to the New York Business Corporation Law and our Restated Certificate of Incorporation and By-Laws. Under the Company’s Restated Certificate of Incorporation, the members of the Board are grouped into three classes. The three classes are as equal in number as possible. One class is elected at each Annual Meeting to hold office for a three-year term beginning on the date of the Meeting. New members are assigned to classes upon initial appointment so that the size of each class is as nearly equal as possible.

Three Director nominees, Sir Michael Rake and Messrs. Kurt L. Schmoke and Sidney Taurel, are currently serving as Directors of the Company. All three of these Director nominees are being nominated at the Annual Meeting for three-year terms that will expire in 2012. Mr. James H. Ross, who is also currently serving as a Director of the Company for a term expiring at the Annual Meeting, will be retiring from the Board after the Annual Meeting pursuant to the Board of Directors’ long-standing retirement age policy.

Mr. Harold W. McGraw, Jr., a Director from 1954 to 1988, Chairman of the Board from 1976 to 1988, and Chief Executive Officer from 1975 to 1983, retired from the Board after the 1988 Annual Meeting in accordance with the Board’s retirement age policy. However, in recognition of Mr. McGraw’s past service and contributions to the Company and to assure his continued close association with the Board and the Company, the Board elected Mr. McGraw permanently to the position of Chairman Emeritus.

Director Independence

The Board has determined that all of the Company’s Directors, with the exception of Messrs. Harold McGraw III (the Company’s Chairman, President and Chief Executive Officer) and Robert P. McGraw (the brother of Harold McGraw III), have met the independence requirements of the New York Stock Exchange, based upon the application of objective categorical standards adopted by the Board. To be considered independent, a Director must have no material relationship (other than as a Director) with the Company, or any of its subsidiaries, either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company or any of its subsidiaries. In making independence determinations, the Board broadly considers all relevant facts and circumstances. In accordance with the Company’s Corporate Governance Guidelines, a Director will not be an independent Director of the Company if:

(i)	such Director is, or has been within the last three years, an employee of the Company, or any of its subsidiaries, or has an immediate family member who is, or has been within the last three years, an executive officer of the Company, or any of its subsidiaries;

(ii)	such Director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, or any of its subsidiaries, other than Director and Committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iii)	(A) such Director is a current partner or employee of a firm that is the Company’s, or any of its subsidiaries’, internal or external auditor; (B) such Director has an immediate family member who is a current partner of such a firm; (C) such Director has an immediate family member who is a current employee of such a firm and personally works on the Company’s, or any of its subsidiaries’, audit; or (D) such Director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s, or any of its subsidiaries’, audit within that time;

(iv)	such Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any present executive officer of the Company, or any of its subsidiaries, at the same time serves or served on the compensation committee of such other company; or

(v)	such Director is a current employee, or an immediate family member is a current executive officer, of another company that has made payments to, or received payments (exclusive of contributions to tax exempt organizations) from, the Company, or any of its subsidiaries, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of the consolidated gross revenues of such other company.

For purposes of sub-paragraphs (i) through (v) above, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home. Individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated are not taken into consideration with respect to the determination of a Director’s independence.

Additional Information Regarding Director Independence

In making its independence determinations with respect to our Directors, the Board considered the following transactions that the Company engages in from time to time with organizations in which our independent Directors serve as executive officers or otherwise have a material interest:

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BT Group plc. Sir Michael Rake is the Chairman of BT Group plc. BT Group plc provides the Company and its business units with various telecommunications services from time to time. The Company and its business units provide the following types of products and services from time to time to BT Group plc: credit ratings services, seminars, index services, data subscriptions and licensing of publications, software and information products, equity research information and services.

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Citigroup, Inc. Sir Winfried Bischoff served as the Chairman of Citigroup, Inc. until February 23, 2009. The Company and its business units provide the following types of products and services from time to time to Citigroup, Inc. and its affiliated entities: credit ratings services, seminars, index services, data subscriptions and licensing of publications, software and information products, equity research information and services, syndicated studies, satisfaction surveys, automotive sales forecast information, market research services and advertising services. The Company and its business units make royalty payments to Citigroup, Inc. and its affiliated entities from time to time in connection with index services transactions and retain Citigroup, Inc. and its affiliated entities from time to time to provide routine banking, credit card, investment banking and financial advisory services.

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Evercore Partners, Inc. Mr. Pedro Aspe is the Co-Chairman of the Board of Evercore Partners, Inc. The Company and its business units provide the following types of products and services from time to time to Evercore Partners, Inc: data subscriptions and licensing of publications and software and information products.

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Howard University. Mr. Kurt L. Schmoke is the Dean of the Howard University School of Law. The Company and its business units sell textbooks and other educational materials from time to time to Howard University.

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State Farm Insurance Companies. Mr. Edward B. Rust, Jr. is the Chairman of the Board, President and Chief Executive Officer of State Farm Insurance Companies. The Company and its business units provide the following types of products and services from time to time to State Farm Insurance Companies: credit ratings services, index services, data subscriptions and licensing of publications, software and information products and syndicated research studies.

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Yale University. Ms. Linda Koch Lorimer is the Vice President and Secretary of Yale University. The Company and its business units provide the following types of products and services from time to time to Yale University: credit ratings services, data subscriptions and licensing of publications, software and information products.

All of these transactions are entered into in the ordinary course of business and on terms that are substantially equivalent to those prevailing at the time for comparable transactions with other similarly situated customers or vendors of the Company.

In making its independence determinations with respect to our Directors, the Board reviews the materiality of these transactions not only from the standpoint of the applicable Director but also from the standpoint of the organizations in which they serve. Based on this review, the Board has concluded that these transactions do not interfere with the ability of each such Director to exercise independent judgment in carrying out his or her Board responsibilities.

Annual Meeting Attendance

It is the Company’s policy that, subject to illness or an unavoidable schedule conflict, all Directors will attend and be introduced at the Annual Meeting. All of our Directors attended the 2008 Annual Meeting.

Presiding Director

On April 30, 2008, the Board appointed Ms. Linda Koch Lorimer, the Chair of the Nominating and Corporate Governance Committee, as the Presiding Director of the Board for the period April 30, 2008 through April 29, 2009. In her capacity as the Presiding Director, Ms. Lorimer presides at regularly scheduled executive sessions of the Board at which only non-management Directors are present. Shareholders and other interested parties may communicate with Ms. Lorimer by sending a letter to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095 or by sending an e-mail message to the Company’s Secretary at corporate_secretary@mcgraw-hill.com. The Company’s Secretary will then forward your letter or e-mail to Ms. Lorimer.

Directors’ Biographies

Class of 2012

The following three Director nominees are currently serving as Directors of the Company and have been nominated to stand for re-election at the Annual Meeting to serve three-year terms that will expire at the 2012 Annual Meeting. Please see pages 1 through 5 and page 62 of this Proxy Statement for voting information.

Sir Michael Rake, age 61, has been Chairman of BT Group plc (“BT”), one of the largest communications companies in the world, serving customers in more than 170 countries, since September 2007. Prior to being named Chairman of BT, he was Chairman of KPMG International, one of the world’s leading accounting organizations, with operations in 148 countries and more than 113,000 professionals working in member firms worldwide. After joining KPMG in 1972, he served the company in various capacities in Belgium, Luxembourg, the Middle East and London, and led a number of major global clients’ services teams. He joined the company’s UK Board in 1991, was elected UK Senior Partner in 1998 and named International Chairman in 2002. Sir Michael Rake is Chair of the Commission for Employment and Skills in the UK and a Vice President of the Royal National Institute for the Blind. He sits on the Boards of Barclays and the Financial Reporting Council and is a member of the DTI UK/US Taskforce on Regulation. He is a member of the Board of the TransAtlantic Business Dialogue and a member of the CBI International Advisory Board. Educated at Wellington College, where he is a Governor, Sir Michael Rake is qualified as a UK chartered accountant. He was knighted in 2007 for his services to the accounting profession. Sir Michael Rake has served as a Director of the Company since 2007 and is a member of the Audit and Financial Policy Committees.

Kurt L. Schmoke, age 59, has been the Dean of the Howard University School of Law since 2003. Prior to that, he was a partner at the Washington, D.C. based law firm of Wilmer Cutler & Pickering from 2000 through 2002. Mr. Schmoke served three terms as the Mayor of Baltimore from 1987 until 1999. Mr. Schmoke served as the State’s Attorney for Baltimore City from 1982 until 1987. Mr. Schmoke is a Director of Legg Mason, Inc. He is a Trustee of The Carnegie Corporation of New York and Howard Hughes Medical Institute, a private philanthropic group. Mr. Schmoke is also a member of the Council on Foreign Relations. Mr. Schmoke was named to President Jimmy Carter’s domestic policy staff in 1977. Mr. Schmoke has served as a Director of the Company since 2003 and is a member of the Financial Policy and Nominating and Corporate Governance Committees.

Sidney Taurel, age 60, is Chairman Emeritus of Eli Lilly and Company. Prior to that he was Chairman of Eli Lilly and Company from 1999 to December 31, 2008 and Chief Executive Officer from 1999 to March 31, 2008. He was also its President from 1996 through 2005. Mr. Taurel joined Eli Lilly in 1971 and held management positions in the company’s operations in Brazil and Europe before becoming President of Eli Lilly International Corporation in 1986. He was elected a Director of Eli Lilly and Company in 1991, became Executive Vice President in 1993, and President and Chief Operating Officer in 1996. Mr. Taurel is a Director of IBM. He is a member of the Board of Overseers of the Columbia Business School, a member of The Business Council, and a Trustee of the Indianapolis Museum of Art. He is also a Director of BioCrossroads and the Indianapolis Tennis Championships. President George W. Bush appointed Mr. Taurel to the Homeland Security Advisory Council in 2002, to the President’s Export Council in 2003, and to the Advisory Committee for Trade Policy and Negotiations in 2007. Mr. Taurel has served as a Director of the Company since 1996 and is Chair of the Compensation Committee and a member of the Executive and Nominating and Corporate Governance Committees.

Class of 2011

The following four Directors will continue in office until the 2011 Annual Meeting:

Sir Winfried Bischoff, age 67, was Chairman of Citigroup, Inc. (“Citi”), a global financial services firm, from December 11, 2007 through February 23, 2009. He served as acting Chief Executive Officer of Citi from November 4, 2007 through December 11, 2007 and Chairman of Citi Europe from 2000 until 2009. Sir Winfried Bischoff was Chairman of Schroders plc, an international investment banking and asset management firm headquartered in Great Britain, from 1995 to 2000. Prior to that, Sir Winfried Bischoff was Chairman of J. Henry Schroder Co. (the London investment bank of Schroders plc) from 1983 to 1995 and Group Chief Executive of Schroders plc from 1984 to 1995. He is a Director of Eli Lilly and Company and Prudential plc. He was knighted in 2000 for his services to the banking industry. Sir Winfried Bischoff has served as a Director of the Company since 1999 and is Chair of the Financial Policy Committee and a member of the Executive and Compensation Committees.

Douglas N. Daft, age 66, is the retired Chairman of the Board and Chief Executive Officer of The Coca-Cola Company. Mr. Daft joined The Coca-Cola Company in 1969 in its Sydney, Australia office, and subsequently held various positions with the company throughout Asia. Mr. Daft moved to the company’s Atlanta, Georgia headquarters in 1991 to assume responsibility for the company’s Asia and Pacific regions. Later the Middle East and African regions were added. Mr. Daft was appointed President and Chief Operating Officer of the company in 1999 and was elected Chairman and Chief Executive Officer in 2000. He served in those capacities until retiring in May 2004. Mr. Daft is a Director of Wal-Mart Stores, Inc. and Sistema-Hals. Mr. Daft is an advisory board member of Longreach, Inc., Tisbury Capital and Thomas H. Lee Partners. Mr. Daft is also a member of the European Advisory Council for N.M. Rothschild & Sons Limited; an overseer board member for the International Business School of Brandeis University; a member of the Board of Governors of Thunderbird, The Garvin School of International Management in Arizona; Chairman of the Advisory Board for the Churchill Archives Center, Churchill College, Cambridge; a Patron of the American Australian Association; and a Trustee of the Cambridge Foundation. Mr. Daft has served as a Director of the Company since 2003 and is a member of the Audit and Compensation Committees.

Linda Koch Lorimer, age 57, has been Vice President and Secretary of Yale University since 1995, having returned to Yale as Secretary of the University in 1993. She was President of Randolph-Macon Woman’s College from 1987 to 1993 and was Associate Provost of Yale University from 1983 to 1987. She was a Director of Centel Corporation and First Colony Life Insurance Company. Ms. Lorimer is the former Chairman of the Board of the Association of American Colleges and Universities and the Women’s College Coalition and served as Vice Chair of the Center for Creative Leadership. Ms. Lorimer is a Director of Yale-New Haven Hospital and a Trustee of Hollins University. Ms. Lorimer has served as a Director of the Company since 1994 and is Chair of the Nominating and Corporate Governance Committee and a member of the Compensation and Executive Committees. She also serves as the Presiding Director of the Company’s Board of Directors.

Harold McGraw III, age 60, has been Chairman of the Board since 2000 and President and Chief Executive Officer of the Company since 1998. Prior to that, Mr. McGraw had been President and Chief Operating Officer of the Company since 1993. He was Executive Vice President, Operations, of the Company from 1989 to 1993. Prior to that, he was President of the McGraw-Hill Financial Services Company, President of the McGraw-Hill Publications Company, Publisher of Aviation Week & Space Technology magazine and Vice President, Corporate Planning. Before joining the Company in 1980, he held financial positions at the GTE Corporation. Mr. McGraw serves on the Boards of Directors of ConocoPhillips and United Technologies Corporation. He is Chairman of The Business Roundtable and Chairman of the Emergency Committee for American Trade (ECAT). He is a member of The U.S. Trade Representative’s Advisory Committee for Trade, Policy and Negotiations (ACTPN) and The Business Council. He is Chairman of the Committee Encouraging Corporate Philanthropy and serves on the Board of the Council for Economic Education and is on the Board of Trustees of Carnegie Hall as well as the Board of The New York Public Library. He also is a member of the Boards of the National Organization on Disability, The National Academy Foundation, the Asia Society and Hartley House. Mr. McGraw has served as a Director of the Company since 1987 and is Chair of the Executive Committee. (a)

Class of 2010

The following four Directors will continue in office until the 2010 Annual Meeting:

Pedro Aspe, age 58, is Co-Chairman of Evercore Partners, a leading investment bank boutique in the USA, and CEO of Protego, headquartered in Mexico City. Since 1996 Protego has advised in more than 200 transactions, including private equity placements, mergers and acquisitions, project financing and municipal bonds. In 2006, Protego combined with Evercore Partners, based in New York. Dr. Aspe has been a professor of Economics at ITAM and has held a number of positions with the Mexican government: was founder of INEGI (National Bureau of Statistics), Secretary of the Budget and Secretary of the Treasury of Mexico. Dr. Aspe is a member of the Visiting Committee of the Department of Economics of MIT and a member of the Board of CIDE. Currently he is a director of The Carnegie Corporation (New York) and of Televisa (Mexico), and sits on the Advisory Board of Marvin & Palmer (Wilmington), MG Capital (Monterrey) and Endeavor (Mexico). Dr. Aspe has served as a Director of the Company since 1996 and is a member of the Compensation and Financial Policy Committees.

Robert P. McGraw, age 54, has been Chairman and Chief Executive Officer of Averdale Holdings, LLC since 1999. Prior to that, Mr. McGraw was Executive Vice President of the Professional Publishing Group of the Company from 1989 to 1998. He was Executive Vice President of the Healthcare Group from 1987 to 1989, and Group Vice President of that same group from 1985 to 1987. Prior to that, he served in several key positions in the Health Professions Division of the Company: General Manager from 1983 to 1985; Editorial Director from 1982 to 1983; and Editor from 1979 to 1982. He joined the Company in 1976 as a sales representative for McGraw-Hill Higher Education. Mr. McGraw has served as a Director of the Company since 1995 and is a member of the Financial Policy Committee. (a)

Hilda Ochoa-Brillembourg, age 64, is the founder and has been since 1987 the President and Chief Executive Officer of Strategic Investment Group, a group of affiliated investment management firms, and Director of Emerging Markets Investment Corporation and Emerging Markets Management, LLC. From 1976 to 1987, she was Chief Investment Officer of the Pension Investment Division at the World Bank. Prior to joining the World Bank, she served as an independent consultant in the fields of economics and finance, as a lecturer at the Universidad Catolica Andres Bello in Venezuela and as Treasurer of the C.A. Luz Electrica de Venezuela in Caracas. Ms. Ochoa-Brillembourg is a Director of General Mills, Inc., the Harvard Management Company, Inc., the Fulbright Association and the Atlantic Council. She is also Vice Chairman, Dean’s Alumni Leadership Council, Harvard Kennedy School of Government. Ms. Ochoa-Brillembourg is Founding Chair of the Youth Orchestra of the Americas and a Trustee and Executive Committee member of the Washington National Opera. She is Vice Chairman, Group of 50, of the Carnegie Endowment for International Peace. She is also an Advisory Board member of the Rockefeller Center for Latin American Studies at Harvard University. Ms. Ochoa-Brillembourg has served as a Director of the Company since 2004 and is a member of the Audit and Financial Policy Committees.

Edward B. Rust, Jr., age 58, has been since 1987 Chairman of the Board and Chief Executive Officer of State Farm Insurance Companies, the largest insurer of automobiles and homes in the United States. Mr. Rust was also President of State Farm Insurance Companies from 1985 to 1998, and was re-elected President in 2007. Mr. Rust is a Director of Helmerich & Payne, an oil and gas drilling company, and Caterpillar Inc., a manufacturer of construction and mining equipment. Mr. Rust is a Trustee for Illinois Wesleyan University. Additionally, he was a member of President George W. Bush’s Transition Advisory Team Committee on Education. Mr. Rust has served as a Director of the Company since 2001 and is Chair of the Audit Committee and a member of the Executive and Compensation Committees.

(a) Messrs. Harold McGraw III and Robert P. McGraw are brothers and the sons of Mr. Harold W. McGraw, Jr.

Corporate Governance Materials

The following corporate governance materials are available and can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations: (i) the Company’s Restated Certificate of Incorporation; (ii) the Company’s By-Laws; (iii) the Company’s Corporate Governance Guidelines; (iv) Board Committee Charters for the Company’s Audit, Compensation, Executive, Financial Policy and Nominating and Corporate Governance Committees; (v) the Code of Business Ethics applicable to all Company employees; (vi) the Code of Ethics applicable to the Company’s Chief Executive Officer and Senior Financial Officers; (vii) the Code of Business Conduct and Ethics for Directors applicable to all the Company’s Directors; and (viii) the Audit Committee’s Policy concerning Employee Complaint Procedures Regarding Accounting and Auditing Matters. A copy of these materials is available to shareholders free of charge on request to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095.

Committees of the Board of Directors

The Company has standing Nominating and Corporate Governance, Audit and Compensation Committees. The Chair of each Committee reports to the full Board as appropriate from time to time. Each Committee has a Charter that is reviewed by the Nominating and Corporate Governance Committee on a regular basis. In addition to these three standing Committees, the Board has an Executive Committee and a Financial Policy Committee. A brief description of the Nominating and Corporate Governance, Audit and Compensation Committees follows.

Nominating and Corporate Governance Committee

The functions performed by the Nominating and Corporate Governance Committee include, among other matters:

•	recommending to the Board the general criteria for selection of Director nominees and evaluating possible candidates to serve on the Board;

•	recommending to the Board appropriate compensation to be paid to Directors;

•	determining whether any material relationship between a non-management Director and the Company might exist that would affect that Director’s status as independent;

•	making recommendations, from time to time, to the Board as to matters of corporate governance and periodically monitoring the Board’s performance; and

•	reviewing with the Board emergency succession plans for the Chief Executive Officer in the event of his death or disability.

Additional information about the Nominating and Corporate Governance Committee follows:

•

The Committee has a Charter which is available and can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations. A copy of the Charter is available to shareholders free of charge on request to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095.

•	All current members of the Committee are independent as defined in the rules of the New York Stock Exchange.

•

The Committee will consider nominees for Director recommended by shareholders. If a shareholder wishes to recommend a candidate for Director, the shareholder should submit a written nomination to the Nominating and Corporate Governance Committee, c/o the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. In general, a shareholder wishing to nominate a Director at an Annual Meeting must deliver written notice of the nomination to the Company’s Secretary no earlier than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s Annual Meeting. The notice must: (a) set forth the name and address of the nominating shareholder, the number of shares owned by such shareholder, and any other information relating to such shareholder that would be required to be disclosed in a Proxy Statement in connection with a contested election for Directors pursuant to Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”); (b) set forth all information relating to the Director nominee that would be required to be disclosed in a Proxy Statement in connection with a contested election for Directors pursuant to Section 14 of the Exchange Act (including such person’s consent to being named as a nominee and to serving as a Director if elected), and a description of all compensation and other material relationships between the nominating shareholder and the Director nominee; and (c) include a completed questionnaire, representation and agreement signed by the Director nominee, copies of which may be obtained from the Company’s Secretary. These requirements are more fully described in the Company’s By-Laws. Copies of the By-Laws are available to shareholders free of charge on request to the Company’s Secretary at the address noted above and can also be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations.

•

The Committee reviews with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the then-current composition of the Board. In addition to qualities of intellect, integrity and judgment, this assessment takes into consideration diversity, background, senior management experience and an understanding of marketing, finance, technology, international business matters, government regulation and public policy. The Committee makes this determination in the context of an assessment of the perceived needs of the Board at that point in time.

•	The Committee evaluates all nominees for Director based on these criteria, including nominees recommended by shareholders.

•	All nominees for Director included on the Company’s proxy card are currently serving as Directors of the Company.

•	The Committee may retain and terminate search firms to identify Director candidates. The Committee has the sole authority to approve the fees and other retention terms of any such firms.

Processes and Procedures for Determining Director Compensation

The Nominating and Corporate Governance Committee is comprised of four Directors, all of whom meet the independence requirements of the New York Stock Exchange. The Board of Directors appoints the Committee Chair and determines which Directors serve on the Committee.

The Committee is solely responsible for determining all matters concerning compensation for the independent members of the Board. It is not authorized to delegate its authority to determine Director compensation. All compensation recommendations by the Committee are submitted to the full Board for review and approval. Directors who are employees of the Company do not receive any compensation for their Board services.

The Committee has sole authority to directly retain external consultants and to commission surveys or analyses that it determines necessary to fulfill its responsibilities.

Executive officers play no role in determining the amount or form of Director compensation. The Committee annually reviews the competitiveness of the Company’s Director compensation using survey data covering U.S. public companies in the publishing, information and media, and financial industries as well as data on similarly sized U.S. public companies from general industry.

Audit Committee

The Company has an Audit Committee that has been established by the Board of Directors for the purpose of overseeing the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Audit Committee’s duties include, among other matters, assisting the Board’s oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the qualifications and independence of the Company’s independent Registered Public Accounting Firm; and

•	the performance of the Company’s internal and external auditors.

Additional information about the Audit Committee follows:

•	The Audit Committee Report, found on page 21 of this Proxy Statement, summarizes certain important actions of the Committee taken during the Company’s 2008 fiscal year.

•

The Committee has a Charter which is available and can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations. A copy of the Charter is also available to shareholders free of charge on request to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095.

•

All current members of the Committee are independent as defined in the rules of the New York Stock Exchange. In addition, all current members of the Committee are independent as defined by the following additional SEC independence criteria applicable to Audit Committee members:

•	No Audit Committee member may accept directly or indirectly any consulting, advisory or other compensatory fee from the Company.

•	No Audit Committee member may be an affiliated person of the Company.

•

The Board has determined that all members of the Audit Committee qualify as “financial experts” as defined in the rules of the SEC and the New York Stock Exchange. There is a brief listing of the qualifications of the Committee members in their respective biographies found on pages 9, 11 and 13 of this Proxy Statement. As noted above, the Board has determined that all of the Audit Committee’s “financial experts” are independent of the Company and its management.

Compensation Committee

The Compensation Committee’s duties include, among other matters:

•	establishing an overall total compensation philosophy for the Company;

•	establishing and approving the compensation to be paid to the Company’s senior management;

•	administering the Company’s incentive compensation plans; and

•

establishing performance objectives and approving awards and payments in connection with the Company’s incentive compensation plans to ensure consistency with the Company’s financial and strategic plans and objectives.

Additional information about the Compensation Committee follows:

•	All current members of the Committee are independent as defined in the rules of the New York Stock Exchange.

•

The Committee has a Charter which is available and can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations. A copy of the Charter is also available to shareholders free of charge on request to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095.

Processes and Procedures for Determining Executive Compensation

The Compensation Committee is composed of six Directors, all of whom meet the independence requirements of the New York Stock Exchange. The Board of Directors appoints the Committee Chair and determines the composition of the Committee members.

The Committee is responsible for approving all matters concerning the Company’s total compensation philosophy, including the conducting of periodic reviews of the philosophy to ensure it supports the Committee’s objectives and shareholder interests. The Committee is responsible for administering and interpreting the Key Executive Short-Term Incentive Compensation Plan, the Employee Stock Incentive Plans and all other compensation and benefits plans in which the Company’s senior management participate.

The Committee has sole authority to retain and terminate all external consultants and to commission surveys or analyses that it determines necessary to fulfill its responsibilities. Additionally, the Committee has sole authority to approve the fees of the external consultants. The Committee utilizes the services of Frederic W. Cook & Co. as its external compensation advisor for all matters concerning the Company’s senior management compensation programs. Frederic W. Cook & Co. works solely for the Committee. It provides no other executive compensation consulting or other services to the Company or its management. Frederic W. Cook & Co. works in cooperation with Company management on matters that come before the Committee but always in its capacity as the Committee’s independent advisor and representative. The Committee has entered into a consulting agreement with Frederic W. Cook & Co. that specifies the nature and scope of its responsibilities, which include: (1) reviewing Committee agendas and supporting materials in advance of each meeting and raising questions or issues with management and the Committee Chair as appropriate; (2) at the Committee’s instigation, working with management on major proposals in advance of finalization by, and presentation to, the Committee; (3) reviewing drafts of the Company’s Compensation Discussion and Analysis and the Compensation Committee Report and related tables for inclusion in the Company’s Proxy Statement each year; (4) evaluating the chosen compensation peer group and survey data for competitive comparisons; (5) reviewing comparative data on the compensation of the Chief Executive Officer and providing independent review and recommendations on the Chief Executive Officer’s compensation to the Committee Chair; and (6) proactively advising the Committee on best practices for Board governance of executive compensation.

The Committee annually reviews and approves the corporate goals and objectives for the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, establishes the Chief Executive Officer’s total compensation and refers its recommendations to the independent Directors of the Board of Directors for ratification.

The Committee annually reviews and approves the individual compensation actions for the direct reports to the Chief Executive Officer and for approximately 30 other senior executives. Below this level, the Committee approves the overall design of the total executive compensation program and delegates the discretion to approve individual compensation decisions to the Chief Executive Officer. The other named executive officers recommend compensation actions for the senior executives in their organizations and these compensation actions are then approved by the Chief Executive Officer.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis found on pages 24 through 36 of this Proxy Statement, and based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

The foregoing report has been furnished on behalf of the Board of Directors by the members of its Compensation Committee.

Sidney Taurel (Chairman)

Pedro Aspe

Sir Winfried Bischoff

Douglas N. Daft

Linda Koch Lorimer

Edward B. Rust, Jr.

Membership and Meetings of the Board and Its Committees

In 2008, no Director attended fewer than 75 percent of the aggregate of the total number of meetings of the Board and the Committees on which he or she served. Current Committee membership and the number of meetings of the full Board and each Committee held during 2008 are shown in the table below.

	Board	Audit	Compensation	Executive	Financial Policy	Nominating & Corporate Governance
Pedro Aspe	Member		Member		Member
Sir Winfried Bischoff	Member		Member	Member	Chair
Douglas N. Daft	Member	Member	Member
Linda Koch Lorimer	Member		Member	Member		Chair
Harold McGraw III	Chair			Chair
Robert P. McGraw	Member				Member
Hilda Ochoa-Brillembourg	Member	Member			Member
Sir Michael Rake	Member	Member			Member
James H. Ross	Member	Member				Member
Edward B. Rust, Jr.	Member	Chair	Member	Member
Kurt L. Schmoke	Member				Member	Member
Sidney Taurel	Member		Chair	Member		Member
Number of 2008 Meetings	8	9	7	0	6	5

In 2008, the non-management Directors met in executive sessions twice without any member of management present. Mr. Robert P. McGraw, who is not an independent Director as defined in the rules of the New York Stock Exchange due to his familial relationship with Mr. Harold McGraw III, the Company’s Chairman, President and Chief Executive Officer, was not present at one of these non-management Director executive sessions.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation Committee.

Indemnification

Each Director and certain of our executive officers have entered into an indemnification agreement with the Company which provides indemnification for judgments and amounts paid in settlement and related expenses to the fullest extent permitted under the applicable provisions of the New York Business Corporation Law. This indemnification will be reduced to the extent that a Director or executive officer is indemnified by the Company’s Directors’ and Officers’ liability insurance. The Company has for many years carried Directors’ and Officers’ liability insurance coverage. The Company’s current insurance coverage was purchased for the period May 15, 2008 to May 15, 2009 for a premium of approximately $2,260,000. The Company has purchased this coverage from: Illinois National Insurance Co.; Federal Insurance Co.; Great American Insurance Co.; ACE American Insurance Co.; St. Paul Mercury Insurance Co.; Arch Insurance Co.; and AIG Excess Liability Insurance International Limited. This coverage, subject to a number of standard exclusions and certain deductibles, indemnifies the Directors and officers of the Company and its subsidiaries for liabilities or losses incurred in the performance of their duties up to an aggregate sum of $100,000,000. No sums have been paid under this coverage to the Company or any Directors or officers nor have any claims for reimbursement been made under this policy.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. All of the members of the Committee are independent Directors in accordance with the listing standards of the New York Stock Exchange. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Board has adopted a written Charter for the Audit Committee.

In this context, the Committee has met and held discussions with management and the Company’s independent Registered Public Accounting Firm. Management represented to the Committee that it is responsible for the financial reporting process, including the system of internal controls, for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and for the report on the Company’s internal controls over financial reporting. The Committee has reviewed and discussed the consolidated financial statements with management and the Company’s independent Registered Public Accounting Firm, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee also discussed with management the process used to support the certifications required by the Sarbanes-Oxley Act of 2002 and to support management’s annual report on the Company’s internal controls over financial reporting. The Committee discussed with the independent Registered Public Accounting Firm matters required to be discussed by Statement on Auditing Standards No. 61 as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board (PCAOB), other standards of the PCAOB, rules of the Securities and Exchange Commission, and other applicable regulations.

In addition, the Committee has reviewed and discussed with the Company’s independent Registered Public Accounting Firm the firm’s independence from the Company and its management. The Audit Committee received from the independent Registered Public Accounting Firm the written disclosures and the letter regarding its independence as required by the PCAOB’s applicable requirements.

The Committee has also considered whether the provision of services by the Company’s independent Registered Public Accounting Firm, Ernst & Young LLP, not related to the audit of the financial statements referred to above, is compatible with maintaining Ernst & Young LLP’s independence.

The Committee discussed with the Company’s internal auditors and independent Registered Public Accounting Firm the overall scope and plans for their respective audits. The Committee met with the internal auditors and independent Registered Public Accounting Firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to shareholder ratification, the selection of Ernst & Young LLP as the Company’s independent Registered Public Accounting Firm for 2009.

Edward B. Rust, Jr. (Chairman)
Douglas N. Daft
Hilda Ochoa-Brillembourg
Sir Michael Rake
James H. Ross

Transactions With Related Persons

Under SEC rules, we are required to disclose material transactions with the Company in which “related persons” have a direct or indirect material interest. Related persons include any Director, nominee for Director, executive officer of the Company, any immediate family members of such persons, and any persons known by the Company to be beneficial owners of more than five percent of the Company’s voting securities. The term “transaction” is broadly defined under SEC rules to include any financial transaction, arrangement or relationship, including any indebtedness transaction or guarantee of indebtedness.

Based on information available to us and provided to us by our Directors and executive officers and other than the Aircraft Time Sharing Agreement referred to below, we do not believe that there were any such material transactions in effect since January 1, 2008, or any such material transactions proposed to be entered into during 2009.

As noted on pages 36, 40 and 41 of this Proxy Statement, for security reasons, Mr. Harold McGraw III is required to use Company provided aircraft for all air travel. When using Company provided aircraft for personal travel, Mr. McGraw is required to reimburse the Company for the equivalent of first class commercial airfare for himself and for each passenger traveling with him. Mr. McGraw and the Company have entered into an Aircraft Time Sharing Agreement, dated as of September 15, 2004, which provides for such reimbursement. The Compensation Committee of the Company’s Board of Directors has approved this Agreement. During 2008, Mr. McGraw made payments to the Company of $226,082 under this Agreement.

The Company’s Board of Directors has adopted a written policy that requires the Board’s Nominating and Corporate Governance Committee to review and approve any related party transactions. At each calendar year’s first regularly scheduled meeting of the Nominating and Corporate Governance Committee, management is required to present to the Committee specific information with respect to any such transaction expected to be entered into or continued during that calendar year. After reviewing this information, the Committee will approve such transaction only if the following two conditions are met: (1) the transaction must be in the best interests (or not inconsistent with the best interests) of the Company and its shareholders; and (2) the transaction must be entered into by the Company on terms that are comparable to those that would be obtained in an arm’s-length transaction with an unrelated third party. If any additional related party transactions are proposed to be entered into subsequent to the Committee’s first calendar year meeting, management is required to present such transactions to the Committee for approval or ratification at a subsequent meeting of the Committee.

EXECUTIVE COMPENSATION

This section contains information on various aspects of compensation of the Company’s executives. In particular, it contains information regarding the cash and equity compensation of the “named executive officers”. The named executive officers of the Company include the Chief Executive Officer (“CEO”), Mr. Harold McGraw III, and the Chief Financial Officer (“CFO”), Mr. Robert J. Bahash. The named executive officers also include the Company’s three most highly compensated executive officers other than the CEO and CFO who were serving as executive officers at the end of the Company’s last completed fiscal year, which ended on December 31, 2008, and Mr. Peter C. Davis, who served as an executive officer of the Company in his capacity as Executive Vice President, Global Strategy of the Company from January 1, 2008 through September 1, 2008, and was not serving as an executive officer of the Company on December 31, 2008. Effective September 2, 2008, Mr. Davis was appointed President, McGraw-Hill Education, a division of the Company. The information provided for Mr. Davis in the Summary Compensation Table found on page 37 of this Proxy Statement covers the full fiscal year of the Company.

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors oversees our compensation program for senior executives and administers certain aspects of the program. Information about the Compensation Committee and its members can be found on pages 10 through 13 and page 19 of this Proxy Statement.

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program and the basis for the compensation paid to our named executive officers for 2008 and the recommended compensation opportunities for 2009.

What Are Our Main Compensation Objectives?

The main objectives of our executive compensation program are as follows:

•	To enable us to hire and retain high caliber executive talent;

•	To provide appropriate incentives for both business and individual performance;

•	To build value for shareholders by linking a significant portion of compensation to Company performance; and

•	To encourage the acquisition of a significant ownership stake in the Company.

What Are the Core Principles and Practices We Use to Implement Our Executive Compensation Program?

We use the following core principles and practices to set the pay of our named executive officers:

•

Our Compensation Committee reviews competitive market data and individual and corporate performance results in setting the compensation level for our CEO. A similar process is used in formulating the recommendations to the Compensation Committee for the compensation levels for the other named executive officers.

•

Our Compensation Committee uses an in dependent external compensation adviser, Frederic W. Cook & Co., which reports directly to the Committee Chair in overseeing our compensation program and in setting the compensation level for the CEO. Frederic W. Cook & Co. reviews materials developed for each Committee meeting, provides comments to the Chair, and regularly attends Committee meetings. Frederic W. Cook & Co. conducts studies of compensation issues of concern to the Committee as requested, provides independent analysis and recommendations for CEO compensation to the Committee without the foreknowledge of the CEO and is permitted to assist management in the development of materials for Committee meetings, if approved by the Chair. Frederic W. Cook & Co. only performs services for the Committee and does no other work for the Company.

•

For each of our named executive officers other than the CEO, we emphasize a “pool approach” for both annual cash incentives and long-term equity incentive awards. This pool approach is discussed in more detail below.

•

We use both subjective and objective measures of performance in setting compensation levels. The primary objective measure that we use is growth in earnings per share. The subjective measures that we use are discussed in more detail below.

•	We strive to make the incentive compensation paid to our named executive officers deductible under Section 162(m) of the Internal Revenue Code.

•	We consider shareholder dilution and accounting expense in determining the amount and type of equity awards.

•

We do not offer individual employment agreements to the named executive officers and, except for a legacy supplemental retirement program covering our present CEO and CFO, we do not provide special retirement arrangements for our named executive officers.

•	We encourage and monitor equity ownership by management but do not impose formal stock ownership guidelines given the significant equity ownership by our management.

What Are the Elements of Our Executive Compensation Program?

Our executive compensation program for our named executive officers consists of the following elements:

•	Base salary;

•	Annual cash incentives under our Key Executive Short-Term Incentive Compensation Plan;

•	Stock-based long-term incentives (Restricted Performance Shares and stock options) under our 2002 Stock Incentive Plan;

•	Retirement and other post-employment benefits under our tax-qualified and non-qualified retirement plans and our Senior Executive and Executive Severance Plan;

•	Health and welfare benefits under our group benefit plans and supplemental death and disability plans; and

•	Limited perquisites and other fringe benefits.

How Do We Use Market Data in Setting Compensation Levels?

In order to ensure that our salary ranges and incentive grant guidelines are aligned with general market practices, we use market data as reference points for competitive compensation paid in the external market place. In general, we design our executive compensation program to pay median levels of compensation for target levels of achievement, to pay below median for achievement below target, and to pay third quartile or above compensation for significantly higher levels of achievement versus target goals.

For purposes of setting the compensation of the named executive officers, a review was made of the 2008 Towers Perrin Media Industry Executive Survey which contains information on base salaries, annual incentive payments, and equity awards within the publishing, information, and media industries. For 2008, a total of 38 companies participated in this survey. For confidentiality reasons, the survey data does not identify the specific companies who reported compensation information for the positions covered in the survey.

Additionally, for purposes of setting the compensation of our CEO, CFO and General Counsel, a review is also made of the base salaries and annual and long-term incentive payments publicly reported by the companies included in the S&P 500 Financial Services Sector, a total of 83 companies for 2008.

How Do We Link Our Executives’ Compensation to Our Performance?

A significant portion of the compensation paid to our named executive officers is aligned closely with shareholder interests since it is payable in equity and based on growth in earnings per share. Approximately 81% of our CEO’s 2008 compensation opportunity was variable with the payment or value of the awards subject to the achievement of an annual double-digit earnings per share growth goal for the cash bonus opportunity; achievement of a three-year earnings per share growth goal for the Restricted Performance Share award; and, in the case of stock option grants, future increases in the Company’s stock price. For the other named executive officers, the variable percentages of 2008 compensation opportunities ranged from 58% to 70%. We believe that this incentive design provides strong motivation to focus on creating shareholder value. For 2009, the incentive compensation programs have been modified to reflect the current challenging economic conditions.

How Do We Address Risk Taking in Our Incentive Program Design?

The Committee addressed concerns about excessive risk taking in designing our 2009 incentive program by noting that our current executive compensation program strikes an appropriate balance between annual cash incentives (short-term) and stock-based incentives (long-term) in total compensation mix, has two stock-based incentive vehicles (stock options and RPS) rather than one, and reserves for the Committee the use of qualitative criteria in evaluating EPS performance for annual and RPS payment purposes. Further, we made fine-tuning adjustments to an otherwise strong program for 2009 by adopting EPS targets that were reasonable and realistic in the difficult and volatile economic climate we face in 2009; adopting a shallower payout curve than we have used in the past, both above and below the targets; and reducing the maximum 2009 RPS earnout to 150% of target shares rather than 200%. The design of the 2009 annual cash incentive is discussed in greater detail on page 30 of this Proxy Statement, and the design of the 2009 long-term stock-based incentives is discussed in greater detail on pages 31 and 32 of this Proxy Statement.

What Compensation Did We Award to Our Named Executive Officers in 2007 and 2008?

The table below shows the 2007 and 2008 compensation amounts, including base salary, annual incentive payments and the grant date value of the long-term incentive equity based awards for the named executive officers, as approved by the Compensation Committee. As discussed further below, no annual incentive payments were earned by our named executive officers for 2008. Not all of the amounts in this table coincide with amounts reported in the Summary Compensation Table on page 37 of this Proxy Statement. This table supplements, but does not supplant, the information contained in the Summary Compensation Table, which contains the compensation information required by the SEC.

2007-2008 Compensation

Name	2007 Compensation				2008 Compensation
	Salary	Annual Incentive Payment	Long-Term Incentive Award Value	Total	Salary	Annual Incentive Payment	Long-Term Incentive Award Value	Total	% Change 2008 Total vs. 2007 Total
H. McGraw III	$1,300,000	$2,000,000	$4,540,000	$7,840,000	$1,350,000	$0	$4,710,000	$6,060,000	(23)%
R. J. Bahash	$875,600	$1,155,000	$1,499,300	$3,529,900	$919,000	$0	$1,582,000	$2,501,000	(29)%
D. L. Murphy	$619,700	$821,600	$908,000	$2,349,300	$644,500	$0	$949,000	$1,593,500	(32)%
K. M. Vittor	$533,500	$546,000	$826,300	$1,905,800	$554,800	$0	$863,000	$1,417,800	(26)%
P. C. Davis	$500,000	$650,000	$700,000	$1,850,000	$563,383	$0	$920,000	$1,483,383	(20)%
B. D. Marcus	$400,000	$350,000	$432,000	$1,182,000	$420,000	$0	$454,000	$874,000	(26)%

What Individual Performance Factors Did We Apply for 2008?

With respect to the CEO, the following summarizes the specific performance factors that the Compensation Committee considered in determining compensation actions based on 2008 performance for purposes of his 2009 base salary and his 2009 long-term incentive awards. No annual incentive was paid to the CEO for 2008.

Harold McGraw III, Chairman, President and Chief Executive Officer:

•	Managed the business in a very difficult global economic environment.

•	Restructured operations to reduce fixed costs consistent with market demand and changes.

•	Pursued opportunities to enhance revenue and profitability from digital sources and focused organization on addressing customer digital needs.

•	Established appropriate processes and accountability in response to global financial, operating, legal, and regulatory challenges.

•	Expanded the Business Process Management Program (BPM) to better address cost and efficiency improvements and more fully integrate BPM with technology-based programs.

•

Orchestrated top level leadership succession in McGraw-Hill Education and demonstrated consistent personal support and involvement in programs and processes to strengthen talent development and diversity across the Company.

With respect to the other named executive officers, the following summarizes the specific performance factors considered in determining compensation actions based on their individual 2008 performance in addition to the Company’s 2008 financial performance for purposes of their 2009 base salary and their 2009 long-term incentive awards. As discussed further below, no annual incentive was paid to our named executive officers for 2008.

Robert J. Bahash, Executive Vice President and Chief Financial Officer:

•	Substantially completed migration of digital products and services to the new data center.

•	Implemented a number of cost containment actions given difficult operating environment.

•	Strengthened global supplier arrangements with providers by signing long-term pricing agreements.

•	Enhanced the Company’s liquidity position by entering into a new $1.15 billion credit facility as well as diligently managing investments.

David L. Murphy, Executive Vice President, Human Resources:

•	Enhanced emphasis on identification and development of talent through launch of new, internally designed, Global Talent and Succession Planning tool.

•	Focused organizational energy in support of key development programs, Employee Resource Group activities, global mentoring programs, and Intranet educational initiatives.

•	Continued the movement of HR processes to new online applications to improve performance, reduce cost, and improve the accuracy of vital HR processes (HR In-basket, Global Compensation System).

•

Launched The McGraw-Hill Companies Internship Program across the U.S. business to develop a pipeline of top diverse entry-level talent. Initiated relationships with a group of key universities to promote McGraw-Hill as a diverse employer of choice in disciplines important to future Company growth.

Kenneth M. Vittor, Executive Vice President and General Counsel:

•	Managed the Company’s legal defense of significant litigation matters.

•	Managed the Company’s legal responses to significant regulatory, legislative and government inquiries.

•	Coordinated the Company’s responses concerning corporate governance matters, including responses to various shareholder proposals.

•	Led the Company’s global security and crisis management initiatives, including the Security Department’s response to the Mumbai terrorist attack.

Peter C. Davis, President, McGraw-Hill Education (former Executive Vice President, Global Strategy):

•	Initiated the development of a comprehensive business plan to investigate and evaluate the opportunities of Educational Services in key emerging markets.

•	Recommended key acquisition and divestiture targets and identified potential future transactions.

•	Investigated partnerships and joint ventures designed to expand domestic and international business opportunities.

•	Developed a roadmap of growth opportunities in numerous adjacent markets which included new business models.

•	Promoted to President, McGraw-Hill Education in September 2008 and no longer an executive officer.

Bruce D. Marcus, Executive Vice President, Chief Information Officer

•	Delivered new state-of-the-art technology data center, which is a critical platform for revenue growth for the Company’s portfolio of digital product and service offerings.

•	Realized significant savings by transitioning conventional infrastructure components to high-efficiency virtualized and on-demand services.

•	Enhanced the rigor, breadth and predictive capabilities of the Company’s information security and risk programs.

•	Enabled the expansion of the Company’s marketing presence in a key global market through the launch of the MHP public corporate Internet in China.

How Do We Set Base Salaries?

The base salaries of our named executive officers are reviewed on an annual basis with median marketplace compensation survey data for comparable positions. Increases to base salary are based on an assessment of the executives’ individual performance evaluated under our Performance Management Process and the increase guidelines established for merit increases.

We use a global Performance Management Process that measures performance against goals, behaviors and competencies to determine individual performance ratings. Those rated at lower levels are not eligible for base salary increases or annual incentive payments unless and until performance improves to meet their manager’s expectations.

The base salary increases for our CEO and our other named executive officers are effective on January 1 of each year. The Compensation Committee evaluates the performance of our CEO and reports its findings and recommendations to the independent members of the Board of Directors in executive session each December. Base salary merit increases for our other named executive officers are recommended annually by the CEO and are reviewed and approved by the Compensation Committee.

In formulating his base salary recommendations for our other named executive officers for the following year, the CEO reviews the named executive officers’ current year base salary, individual achievements and contributions, financial results, the competitive market data described above and his expectations for the named executive officers for the year. The criteria used to evaluate financial performance include, among other things, our earnings per share growth, net income growth and revenue growth. The CEO also considers the annual base salary merit increase guidelines that are established by the Compensation Committee for the following year. For 2008, the merit budget for Corporate employees was set at 3.6% of the prior year’s annual base salaries. The 2008 individual increases for our named executive officers were in a range between 0 and 10%. For 2009, the merit budget for Corporate employees was set at 3% of the prior year’s annual base salaries. The CEO recommended that the 2009 individual increases for the named executive officers not exceed the 3% merit budget.

Independently, the Compensation Committee determines the CEO’s annual base salary adjustment for each year. These decisions are made in executive session with input from Frederic W. Cook & Co. The CEO position is not included in the salary bands that cover other senior executives. Instead, the Compensation Committee establishes his base salary so that, together with his target annual incentive and stock-based awards, his compensation is competitive in total against market reference points for the publishing, information, media and financial services industries, taking into account differences in pay mix and his individual performance for the applicable year.

Based on the individual achievements described above and in recognition of their leadership and expertise in their respective areas of responsibility, our named executive officers were granted 3% salary increases for 2009. The amount of each executive’s increase for 2009 was adjusted downward from prior year levels in recognition of the challenging 2009 economic environment.

Each named executive officer’s 2007 and 2008 base salaries are shown in the supplemental 2007-2008 Compensation Table on page 26 of this Proxy Statement.

How Do We Set Annual Incentives?

For Named Executive Officers Other Than the CEO. Our annual bonus program has an incentive pool design for each of the named executive officers other than our CEO. The amount of our annual incentive pool for Corporate employees, which includes the named executive officers, is approved at the start of each year by the Compensation Committee. For 2009, the target incentive pool will be adjusted for additions and deletions related to changes in participant headcount, with the actual pool payment based on the achievement of 2009 earnings per share goals established by the Compensation Committee.

For the CEO. The CEO position is not included in the incentive pools that cover other senior executives. Instead, the Compensation Committee establishes an annual target opportunity, together with his base salary and equity grants, to be competitive with market reference points reflecting survey information from media industry and financial services companies and input from the Committee’s external compensation consultant, Frederic W. Cook & Co. In December 2008, the Committee established the CEO’s 2009 annual target incentive opportunity at the same $1,080,000 amount that was in effect for 2008, based on its review of the competitive market data and the difficult economic challenges facing the Company in 2009.

How Was the Performance Goal Established for 2008?

As indicated above, no annual incentive payments were made to our named executive officers for the 2008 Plan Year.

The 2008 performance goal established for the CEO’s target opportunity and the annual incentive pool as described above was a double-digit growth target that paid 100% for the achievement of 10% growth over the prior year in earnings per share. Funding was earned on a straight line basis from 0% to 100% for growth between 0% and 10%; each 1% growth in earnings per share funds 10% payment. Further, the payment could exceed 100% for earnings per share growth in excess of 10%; each 1% growth in earnings per share above 10% funds an additional 20% up to a maximum of 200% for 15% or greater growth over the prior year. The funding mechanism was designed to result in a proportionately larger funding for earnings per share growth in excess of 10% to reflect the efforts required by senior executives to achieve earnings growth at these levels.

Additionally, each year, we establish a definition of earnings per share to be used for determining the achievement of diluted earnings per share growth goals. We exclude an identified item from the definition of earnings per share if it represents a non-recurring item that does not have an effect on our ongoing operations. For the 2008 performance year, earnings per share was defined as diluted earnings per share as shown on the Consolidated Statement of Income in the Company’s Annual Report adjusted, at the discretion of the Committee, to exclude all or a portion of the positive or negative effects of the following items: (1) discontinued operations, (2) extraordinary items and any other unusual or non-recurring items, including restructurings, (3) changes in accounting principles, (4) acquisitions or divestitures, (5) changes in federal corporate tax rates, and (6) any other item of gain or loss as determined by the Committee.

The 2008 reported diluted earnings per share of $2.509 was adjusted to exclude the $0.144 restructuring charges resulting in adjusted 2008 earnings per share of $2.653. This reflected an 11% decrease from 2007 adjusted earnings per share of $2.99 and was below the minimum growth goal established by the Committee at the start of the 2008 Plan Year.

How Is the Performance Goal Being Established for 2009?

For purposes of establishing the 2009 performance goal for determining the CEO’s 2009 annual incentive, and for purposes of funding the 2009 incentive pool for other executive participants in the Corporate incentive pool, the Committee established a 2009 goal within the 2009 earnings per share guidance provided by the Company of $2.20 to $2.30.

The Committee made the decision to set the Company’s 2009 EPS performance goal for the annual incentive plan within this range in light of the difficult economic and uncertain business environment that the Company is facing in 2009.

Under the new Committee-approved performance goal design for 2009, the 0% payment point is set at achieving 80% of the EPS goal, the 100% payment point is set at achieving the EPS goal, the 150% payment point is set at achieving 120% of the EPS goal, and the maximum 200% payment point is set at achieving or exceeding 130% of the EPS goal.

Key Executive Short-Term Incentive Compensation Plan

2009 Goal & Funding Schedule

EPS	Funding
80% of Goal	0%
Goal	100%
120% of Goal	150%
130% of Goal	200%

As stated above the CEO position is not included in the incentive pools that cover the other senior executives. In December 2008, the Committee established the CEO’s 2009 annual target incentive opportunity at the same $1,080,000 amount that was in effect for 2008.

How Do We Determine the Amount and Type of Our Long-Term Stock-Based Incentives?

Long-term equity incentives for our named executive officers’ compensation consist of annual awards of Restricted Performance Shares (“RPS”) and stock options. These awards promote executive share ownership and, in the case of the RPS awards, provide additional performance incentives based on three-year growth in earnings per share.

Each year, the Committee approves dollar-denominated incentive award pools that are allocated to Corporate and the business operations for purposes of distributing the long-term incentive awards to executives and other participants. For 2009 the total dollar pool amount was reduced by approximately 5% from the 2008 pool in order to adjust for changes in headcount.

As noted above, at the end of each year, the CEO reviews individual performance factors in developing his compensation recommendations for the named executive officers for the following year. With respect to Mr. Marcus, the CEO conferred with Mr. Robert Bahash, to whom Mr. Marcus directly reports. Individual long-term incentive payments from preceding years are not used as factors in determining recommendations for the long-term compensation opportunity for an upcoming year. The CEO then reviews his recommendations with the Compensation Committee for approval.

Also, each December, as with base salary and the annual bonus target, the Committee determines, in executive session, the CEO’s long-term equity grant for the following year. The CEO position is not included in the incentive pools that cover other senior executives. Instead, the Compensation Committee establishes his stock-based awards, together with base salary and target annual incentive, to be competitive in total against market reference points in light of the CEO’s performance for the applicable year.

Beginning in 2006, we changed the mix of our long-term equity incentives to place greater emphasis on RPS awards. We made this change to reduce the number of shares granted annually and to recognize the impact of the SFAS 123(R) accounting regulations that require the expensing of stock option shares. We believe that our combined grants of options and RPS awards provide an appropriate balance between risk and potential reward and act as effective retention tools for superior performers.

For 2009, the stock award mix guidelines continue to be:

	Options	RPS
CEO	67%	33%
Other Named Executive Officers	50%	50%

We believe that the CEO should have a greater portion of long-term incentive compensation tied to stock options to provide greater upside and downside leverage based on share price performance. If our share price performance fails to result in an increase in the value delivered to our shareholders, we believe the equity gains realized by the CEO should have greater alignment with this outcome than the other named executive officers.

How Were the Outstanding RPS Awards Designed Prior to 2009?

For purposes of the 2006, 2007 and 2008 RPS Awards, the Awards were granted annually and vest at the end of a three-year award cycle based on achievement of cumulative compound annual growth in diluted earnings per share above the adjusted earnings per share for the year before the award cycle (i.e., the base year). These awards are subject to forfeiture if the minimum performance goal does not exceed 5% cumulative compound annual growth during the award cycle. Each 1% of growth above 5% equals 20% vesting with 100% vesting for target achievement of 10% cumulative compound annual growth as established by the Compensation Committee. Additional shares are earned for above-target growth, up to a maximum of 200% of the shares awarded for achievement at or above 15% cumulative compound growth in earnings per share.

The payment schedule for the 2006, 2007 and 2008 RPS awards is summarized as follows:

Three-Year Cumulative Compound EPS Growth	Award Payment
5% and below	0%
7%	40%
10%	100%
11%	120%
13%	160%
15% and above	200%

The Company previously awarded RPS in 2006, for the 2006-2008 award cycles, in 2007, for the 2007-2009 award cycles, and in 2008, for the 2008-2010 award cycles, as described above.

For purposes of determining achievement of earnings per share growth under the 2006 awards that matured on December 31, 2008, the 2008 earnings per share plus the adjusted earnings per share for the years 2007 and 2006 totaled $8.143 and represented 12.52% cumulative compound EPS growth for the award cycle. This achievement resulted in a payment of 149.73% under the payment scheduled described above.

How Are the Numbers of Shares Being Determined for the 2009 Stock-Based Incentive Awards?

Beginning in 2006, with the introduction of the SFAS 123(R) accounting regulations requiring expensing of stock option grants, the Company shifted the design of the long-term equity incentive program from dollar opportunities for Restricted Performance Share Awards and share grants for stock option awards to a design based solely on dollar opportunity amounts.

Each year, the long-term incentive dollar opportunity amounts determined for participants are divided into a portion for RPS awards and a portion for stock option grants. For the years 2006, 2007 and 2008, the stock price used to determine the number of RPS shares was the closing price on the first business day in April. A corresponding fair value amount was determined for the stock option grants using a binomial lattice model.

For purposes of determining the 2009 stock-based incentive awards - Restricted Performance Shares and stock options - the Committee considered the economic and business environment, and the significant decrease in the Company’s stock price as compared to April 2008 when the prior year’s stock-based incentive awards were granted.

Being mindful of the impact of the decreased stock price on our shareholders and concerned about a balanced approach in establishing the 2009 stock-based incentive awards for executives and other participants, the Committee determined that for purposes of converting dollar-based opportunities for the 2009 long-term incentive awards into shares for the 2009 RPS Awards, the share price on the date of grant of 2008 RPS Awards in April 2008 of $38.67 would be used. This action by the Committee will result in executives and other participants being awarded the same number of shares in 2009 as they received in 2008 if they receive the same dollar amount of long-term incentive opportunity. The Committee and the senior leadership did not believe it was appropriate for management to receive significantly more RPS shares in 2009 than those provided in 2008 as a result of a lower stock price in 2009.

The Committee applied this same methodology in determining the number of 2009 stock option shares by using the same fair value of $9.75 as was used to convert the 2008 long-term incentive opportunity dollars into stock option shares. Therefore, a participant receiving the same dollar award in 2009 as he or she received in 2008 will receive the same number of stock option shares in 2009 as he or she received in 2008.

The expense for both the 2009 RPS Awards and 2009 stock option grants will be based on the actual closing price of the Company’s stock on April 1, 2009.

How Is the 2009 Restricted Performance Share Award Being Designed?

For purposes of the design of the three-year 2009 Restricted Performance Share Award cycle, the Committee considered the current business environment, and the difficulties involved in attempting to forecast earnings growth beyond 2009 into the years 2010 and 2011. After careful consideration of these issues, a review of what other companies are doing with respect to long-term incentives, and the desire to implement a fair and balanced program for our executives and shareholders, the Committee determined that the 2009 RPS Award will be structured as follows:

The 2009 RPS Award will be measured on a one-year performance goal within the range of the Company’s 2009 EPS guidance of $2.20 to $2.30. At the end of 2009, based on the achievement of the 2009 performance goal, the earned shares, if any, will be determined and then further restricted until the vesting date of December 31, 2011. The earned shares will be paid to participants in early 2012. Further, the earned shares will be prorated for participants who are terminated by the Company and receive severance or who retire prior to the December 31, 2011 vesting date. Participants who terminate of their own accord or are terminated for cause by the Company prior to the early 2012 payout will not be eligible to receive earned shares.

In designing the goal and payment schedule for the 2009 RPS Award, the Committee established a threshold payment of 50% of the target shares for achievement of 80% of the 2009 EPS goal. The 100% payment point was set at achieving the 2009 EPS goal, and the maximum 150% payment point was set at achieving 120% or more of the 2009 EPS goal.

2009 RPS Award Goal & Payment Schedule

EPS	Payment
80% of Goal	50% (Threshold)
Goal	100% (Target)
120% of Goal	150% (Maximum)

For 2009 RPS Award participants other than the named executive officers and other selected senior executives, the Committee included a 50% minimum payment for achieving less than 80% of the 2009 EPS goal, as a retention feature, subject to the Company maintaining profitability in 2009.

How Are Our Stock Option Grants Designed?

Stock options are granted annually and provide the right to purchase shares of our common stock at the grant date fair market value of the shares. Options are intended to directly link the executive’s compensation to value creation for shareholders. Options have a ten-year term and vest in equal annual installments over a two-year period.

For purposes of setting the grant price for the 2009 stock option shares, the Committee determined that the 2009 stock option grant exercise price will be the closing price of the Company’s stock on April 1, 2009.

What Are the 2009 Long-Term Incentive Opportunities for the Named Executive Officers?

For 2009, the CEO and other named executive officers will receive the same number of RPS shares and stock option shares as they did in 2008 as a result of the decision to use the same dollar opportunities, share price and fair value as was used for the 2008 stock awards.

The 2008 and 2009 long-term incentive opportunities for each of our named executive officers (other than Mr. Davis who ceased to be an executive officer on September 2, 2008) are set forth in the table below:

2008 and 2009 Long-Term Incentive Opportunities

	2008 Grants			2009 Grants
	Total Long-Term Opportunity	Restricted Performance Shares	Stock Options	Total Long-Term Opportunity	Restricted Performance Shares	Stock Options
H. McGraw III	$4,710,000	40,194	323,662	$4,710,000	40,194	323,662
R. Bahash	$1,582,000	20,455	81,128	$1,582,000	20,455	81,128
D. Murphy	$949,000	12,270	48,667	$949,000	12,270	48,667
K. Vittor	$863,000	11,159	44,256	$863,000	11,159	44,256
B. Marcus	$454,000	5,870	23,282	$454,000	5,870	23,282

What Impact Do the Accounting Rules Have on the Type of Equity Awards We Make?

As noted above, we consider the impact of SFAS 123(R) on the type and mix of our equity awards. Under this accounting standard, RPS awards are recorded using fixed award date accounting and the expense associated with the awards may be reversed if they are not earned in accordance with the performance goals established for each award. Further, we expect that our increased use of RPS awards and reduced stock option grants will result in reduced dilution levels.

How Do We Determine the Timing of Our Equity Grants?

Under our annual equity grant procedures established in 2001, we set the first business day of April each year as the award date for equity awards to all our executives, including the named executive officers. This award date was selected to align with the common base salary increase review date used by the Company for all employee base salary increases, except those made to the approximately top 30 executives on January 1 of each year. Given the large number of employees receiving stock-based awards, it was determined that adopting a universal, annual award date following the Company’s employee performance review process would enable us to complete the employee performance reviews, communicate to employees, and use a common stock grant price and award date common to all participants.

How Does IRC Section 162(m) Affect Our Executives’ Compensation and Why?

Section 162(m) of the Internal Revenue Code limits the amount of compensation paid to each named executive officer that may be deducted by the Company to $1 million in any year, unless the compensation qualifies as “performance-

based”. Our annual cash bonuses and long-term incentive compensation are intended to meet the requirements for performance-based compensation and be fully deductible. However, we do not have a policy requiring that all compensation be deductible. In 2008, approximately $422,000 of the compensation paid to the CEO was not deductible by the Company. It was comprised of the portion of the CEO’s base salary above $1 million, payments of dividend equivalents made on outstanding unearned RPS and imputed income on Company-provided perquisites. None of the other named executive officers earned non-deductible compensation in 2008.

How Do We Encourage a Significant Ownership Stake in the Company?

We are committed to ensuring that our executive officers have a significant ownership stake in order to strengthen the alignment of our executives’ interests with those of our shareholders.

As noted above, a significant portion of the annual compensation for our named executive officers is composed of stock-based incentive compensation consisting of RPS and stock options. For 2008, stock-based compensation components for the CEO represent approximately 66% of total compensation, while the stock-based compensation components for the other named executives range between 44% and 52% of total compensation.

The direct stock ownership and the dollar value of these owned shares for the named executive officers are shown on the accompanying table along with the value of the owned shares expressed as a multiple of each executive’s base salary. According to data provided by Frederic W. Cook & Co. for companies that have executive stock ownership guidelines, the median ownership guideline for CEOs is approximately five times base salary and, for the other named executive officers, ownership guidelines are generally two or three times base salary.

In view of the significant ownership interest held by our named executive officers other than Messrs. Davis and Marcus, we have not established formal stock ownership guidelines for our executive officers. Mr. Davis is relatively new to the Company and may begin showing increased ownership in future years, including interests acquired under our long-term incentive program.

At the close of 2008, our named executive officers owned shares of our common stock valued at the following multiples of the named executive officer’s base salary:

Stock Ownership for Named Executive Officers

Name	Direct Ownership	Value at $23.19 on 12/31/2008	Multiple of Base Salary
H. McGraw III	1,857,326	$43,071,390	31.9
R. Bahash	407,788	$9,456,604	10.3
D. Murphy	52,727	$1,222,739	1.9
K. Vittor	126,613	$2,936,155	5.3
P. Davis	0	0	0
B. Marcus	7,751	$179,946.4

What Retirement and Other Benefits Do We Pay to Our Executives Following Their Termination of Employment and Why?

In connection with their retirement or other termination of employment, the named executive officers will generally be eligible to receive benefits under our savings and retirement plans and, depending on the circumstances of an executive’s termination, severance benefits and accelerated vesting of annual and long-term incentive awards. These post-termination benefits are described in detail beginning on page 46 of this Proxy Statement.

As discussed in greater detail below, annual incentives under our Key Executive Short-Term Incentive Compensation Plan and stock options awarded under our 2002 Stock Incentive Plan have a “single trigger” that accelerates vesting and/or payment on a defined change-in-control, without requiring the executive’s employment to be terminated. In the case of RPS, earnings per share growth targets are deemed to be met on a change-in-control.

In the case of annual incentive payments and RPS awards, we have adopted this approach because it would be impractical, and potentially unfair, following a change-in-control, to continue to measure Company performance based on earnings per share goals that were initially set for a separate, independent enterprise. In the case of stock options, the purpose of accelerated vesting on a change-in-control is to put employee option holders in the same position as our shareholders in enabling them to capture market value appreciation through the date of the change-in-control.

As indicated above, none of our named executive officers is a party to an employment agreement and our severance arrangements with the named executives are governed by our Senior Executive Plan, with the exception of Mr. Marcus, who participates in the Executive Severance Plan. Our severance plans, including the Senior Executive and Executive Severance Plans, were originally adopted by our Board of Directors in the late 1980s and are part of a human resources program that has been in place for many years. Our severance plans are designed to promote employee loyalty, to provide employees with security and reasonable compensation upon a termination of employment, and to ensure the continued commitment of employees in the event of a potential or actual change-in-control. The existence of our Senior Executive and Executive Severance Plans do not affect, in any manner, the compensation decisions made for our named executive officers.

Generally, the Senior Executive and Executive Severance Plans provide for base salary and benefits continuation in the event of a Company initiated termination (including a “constructive” termination) or in certain circumstances following a change-in-control. In general, the severance benefit is service-based, in that longer tenured executives receive larger payment amounts in the event of termination. The maximum benefit is payable under the Senior Executive and Executive Severance Plans for all participants, regardless of their years of service, if they terminate employment under specified circumstances following a change-in-control. In addition, following a change-in-control, payment amounts are increased to include the executive’s annual target bonus. The Compensation Committee continues to believe that the level of severance benefits payable under the Senior Executive and Executive Severance Plans is appropriate, and has been advised by Frederic W. Cook & Co. that it is consistent with market levels for public companies generally.

Certain payments that would be provided to our named executive officers in connection with a change-in-control may be classified as “excess parachute payments” under Section 280G of the Internal Revenue Code and may not be deductible as compensation by the Company. In addition, Section 4999 of the Internal Revenue Code imposes an excise tax on executives that receive an excess parachute payment equal to 20% of such amount. The excise tax is not reimbursed or “grossed up” by the Company. In addition, as discussed on page 52 of this Proxy Statement, in certain circumstances, we may “cut back” the amount of severance benefits payable under our Senior Executive and Executive Severance Plans if they would not be deductible by the Company under Section 280G.

What Health and Welfare Benefits Do We Provide to Our Executives and Why?

The Company provides a uniform healthcare benefits program for all domestic U.S. employees, including the named executive officers, to provide financial security for employees and their families. The employee healthcare contributions are differentiated by salary levels, with the higher paid employees required to make larger contributions for their healthcare coverage. We provide no supplemental executive healthcare benefits other than a Company-paid annual physical examination for the named executive officers and approximately 55 other senior executives. Additionally, approximately 170 executives participate in the Management Supplemental Death and Disability Benefits Plan, which provides a supplemental long-term disability benefit equal to 50% of the executive’s monthly earnings, as defined in the Plan, less other Company paid benefits and Social Security benefit payments.

What Perquisites and Other Fringe Benefits Do We Provide to Our Executives and Why?

We provide the following perquisites, which we believe are reasonable and competitive, to the named executive officers to enable them to conduct Company business more effectively and to allow greater focus on the demands of their positions:

•	Use of a parking garage in our headquarters building;

•	Tax counseling and tax return preparation expense reimbursement; and

•	Annual reimbursement for health club membership.

Additionally, pursuant to a third-party security study undertaken for the Company, the CEO is required by the Company to use Company provided aircraft for all air travel. When using Company provided aircraft for personal travel, the CEO and any passengers traveling with him are required to reimburse the Company for the equivalent of first class commercial airfare. The CEO is also provided a Company car and security personnel. We believe these security costs are legitimate business expenses, but we recognize that they convey a personal benefit. As such, the incremental cost to the Company for providing them is reported in the Summary Compensation Table on page 37 of this Proxy Statement.

Conclusion

We believe that the caliber and motivation of the Company’s named executive officers, other executives and key employees and the quality of their leadership make a significant difference in the performance of the Company. Further, we believe that compensation should vary with the Company’s financial performance so that executives are well rewarded when performance exceeds the rigorous performance goals established by the Compensation Committee, and that there should be commensurate risks to compensation when performance does not meet these goals. We believe that the Company’s executive compensation program is meeting the goals and objectives outlined above.

Summary Compensation Table

The following table contains information concerning compensation paid or accrued to the named executive officers for services rendered in all capacities to the Company in 2008, 2007 and 2006:

Name and Principal Position	Year	Salary ($)		Stock Awards ($) (1)		Option Awards ($) (2)		Non-Equity Incentive Plan Compensation ($) (3)		Change in Pension Value ($) (4)		All Other Compensation ($)		Total ($)
H. McGraw III	2008		$1,350,000		$(768,945)		$3,011,458		$0		$1,668,946		$630,827		$5,892,286
Chairman, President	2007		$1,300,000		$2,518,735		$2,868,032		$2,000,000		$875,437		$654,286		$10,216,490
and Chief Executive Officer	2006		$1,242,000		$2,311,376		$13,288,089		$1,938,000		$553,347		$551,959		$19,884,771

R. J. Bahash	2008		$919,000		$(385,477)		$748,208		$0		$1,063,433		$194,488		$2,539,652
Executive Vice	2007		$875,600		$1,197,085		$705,149		$1,155,000		$416,231		$182,023		$4,531,088
President and Chief Financial Officer	2006		$826,000		$1,066,407		$1,535,030		$1,100,000		$488,913		$175,395		$5,191,745

D. L. Murphy	2008		$644,500		$(280,655)		$451,145		$0		$98,609		$136,735		$1,050,334
Executive Vice President, Human Resources	2007 2006	$ $	619,700 593,000	$ $	756,324 706,696	$ $	428,911 698,562	$ $	821,600 790,000	$ $	128,633 121,854	$ $	134,588 127,609	$ $	2,889,756 3,037,721

K. M. Vittor	2008		$554,800		$(212,164)		$410,383		$0		$132,131		$102,030		$987,180
Executive Vice President and General Counsel	2007 2006	$ $	533,500 510,500	$ $	646,139 553,612	$ $	394,044 405,320	$ $	546,000 525,000	$ $	110,211 109,337	$ $	100,216 86,513	$ $	2,330,110 2,190,282

P. C. Davis (5) Executive Vice President, Global Strategy	2008 2007	$ $	563,383 500,000	$ $	(210,471 216,655)	$ $	355,673 189,282	$ $	0 650,000	$ $	33,857 4,057	$ $	112,721 41,334	$ $	855,163 1,601,328

B. D. Marcus Executive Vice President, Chief Information Officer	2008 2007 2006	$ $ $	420,000 385,000 350,000	$ $ $	(111,195 333,452 249,182)	$ $ $	214,856 199,386 178,223	$ $ $	0 350,000 335,000	$ $ $	57,596 79,117 66,181	$ $ $	70,604 66,063 61,297	$ $ $	651,861 1,413,018 1,239,883

(1)	This column includes Long-Term Incentive Restricted Performance Share (“RPS”) awards granted under the Company’s 2002 Stock Incentive Plan. These stock awards are further described on pages 30 through 33, 39, 42 and 43 of this Proxy Statement. To calculate the fair value of the RPS awards, the market price on the date of grant is used in accordance with the Financial Accounting Standards Board’s (FASB) Statement No. 123(R), Share-Based Payment (“SFAS 123(R)”), as disclosed in Footnote 8 to the 2008 Consolidated Financial Statements, which appears in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2009. The amounts shown in this column include a reduction of the expense recognized to date to reflect the current estimated performance payout percentages.

(2)	The amounts shown in this column include stock options granted under the Company’s 2002 Stock Incentive Plan. This Plan is further described on pages 30 through 33, 39, 42 and 43 of this Proxy Statement. The assumptions used to calculate the stock option awards value were in accordance with SFAS 123(R) as disclosed in Footnote 8 to the 2008 Consolidated Financial Statements, which appears in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2009. The amounts shown in this column for 2006 also include options issued in connection with the Company’s Restoration Stock Option Program. This Program was terminated on March 30, 2006.

(3)	The amount reported in this column represent payments and incentive awards made for the applicable year under the Key Executive Short-Term Incentive Compensation Plan.

(4)	The amounts reported in this column include benefits under: the Senior Executive Supplemental Death, Disability & Retirement Benefits Plan (SERP), which is described on page 48 of this Proxy Statement; the Employee Retirement Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries (ERP), which is described on page 47 of this Proxy Statement; and The McGraw-Hill Companies, Inc. Employee Retirement Plan Supplement (ERPS), which is described on pages 47 and 48 of this Proxy Statement.

(5)	Mr. Davis became President, McGraw Hill Education effective September 2, 2008 and is no longer an executive officer of the Company.

Grants of Plan-Based Awards Table

The following table includes each grant of an award made to the named executive officers in 2008 under any equity-based and non-equity incentive plan of the Company:

			Date Approved by Compensation Committee	Target Payout Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards (a)			All Other Option Awards: Number of Securities Underlying Options (#) (b)	Exercise or Base Price of Option Awards ($/SH)		Grant Date Fair Value of Stock and Option Awards (c)
Name	Grant Date					Threshold (#)	Target (#)	Maximum (#)
H. McGraw III	4/1/2008 4/1/2008		12/5/07 12/5/07	$1,080,000	(d)	0	40,194	80,388	323,662		$38.67	$ $	3,108,604 3,155,705

R. J. Bahash	4/1/2008 4/1/2008		12/5/07 12/5/07		(d)	0	20,455	40,910	81,128		$38.67	$ $	1,581,990 790,998

D. L. Murphy	4/1/2008 4/1/2008		12/5/07 12/5/07		(d)	0	12,270	24,540	48,667		$38.67	$ $	948,962 474,503

K. M. Vittor	4/1/2008 4/1/2008		12/5/07 12/5/07		(d)	0	11,159	22,318	44,256		$38.67	$ $	863,037 431,496

P. C. Davis	4/1/2008 9/2/2008 4/1/2008 9/2/2008	(e) (e)	12/5/07 9/23/08 12/5/07 9/23/08		(d)	0 0	9,956 1,696	19,912 3,392	39,487 6,019	$ $	38.67 44.21	$ $ $ $	769,997 131,169 384,998 74,997

B. D. Marcus	4/1/2008 4/1/2008		12/5/07 12/5/07		(d)	0	5,870	11,740	23,282		$38.67	$ $	453,986 227,000

(a)	Reflects Restricted Performance Shares issued under the Company’s 2002 Stock Incentive Plan, which are discussed on pages 30 through 33, 39, 42 and 43 of this Proxy Statement. There is no payout for EPS growth of 5% or less under the Restricted Performance Share awards program for 2008.

(b)	Represents stock option awards issued under the Company’s 2002 Stock Incentive Plan.

(c)	Grant date fair value of stock and option awards is computed in accordance with SFAS 123(R). The fair value disclosed in this column for Restricted Performance Shares represents the total fair value of those awards at the maximum payout. Compensation expense relating to the Restricted Performance Shares is recognized based on the current projected payout, which may differ from the target payout.

(d)	Represents annual incentive awards under our Key Executive Short-Term Incentive Compensation Plan. The award for Mr. McGraw did not have a maximum amount and the awards for the other named executive officers did not have individual targets or maximum amounts.

(e)	In accordance with the Company’s policies regarding executive promotions, Mr. Davis was granted a stock option and RPS award in recognition of his promotion on September 2, 2008 to President, McGraw-Hill Education. The award was approved by Mr. McGraw on September 2, 2008, and was ratified by the Compensation Committee at its next regularly scheduled meeting held on September 23, 2008.

Additional Information Concerning the Summary Compensation Table and

Grants of Plan-Based Awards Table

The following disclosures supplement the information provided in the Summary Compensation Table found on page 37 of this Proxy Statement and the Grants of Plan-Based Awards Table found on page 38 of this Proxy Statement.

Stock Awards Column. The amounts shown in the Stock Awards Column of the Summary Compensation Table represent the amount of the grant date fair value of the performance-based Long-Term Incentive Restricted Performance Shares granted under the 2002 Stock Incentive Plan that is recognized for financial reporting purposes for 2008. Under this Plan, Restricted Performance Share awards vest at the end of a three-year award cycle, with payment ranging up to a maximum of 200% of the shares awarded based on the achievement of cumulative compound diluted earnings per share growth goals established by the Compensation Committee of the Board of Directors at the beginning of each award cycle. The Restricted Performance Share awards are subject to forfeiture if the minimum performance goal is not attained or if a named executive officer’s employment is terminated for certain reasons before the shares become vested. During the award cycle, the named executive officers receive dividends on and have the right to vote the awarded shares. Based on the cumulative compound earnings per share growth for the 2006-2008 award cycle exceeding the 10% growth target established by the Compensation Committee at the beginning of the cycle, the 2006 Award paid out at 149.73%. A new grant on the same terms was made in 2008 covering the 2008-2010 performance. In the event of a change-in-control of the Company, as discussed on pages 51 through 56 of this Proxy Statement, all of the financial goals are deemed to have been satisfied and the named executive officers would receive the target amount no later than the normal maturity date of the award. In addition, dividend equivalent payments equal to the dividend paid on the Company’s common stock were paid in cash in 2008 on the Restricted Performance Shares.

Option Awards Column. The amounts shown in the Option Awards Column of the Summary Compensation Table represent the amount of the grant date fair value of stock options granted pursuant to the Company’s 2002 Stock Incentive Plan that is recognized for financial reporting purposes for 2008. Under this Plan, these grants were for non-qualified stock options, one-half of which vest on the first anniversary of the grant and the remaining one-half on the second anniversary of the grant. In the event of a change-in-control of the Company, as discussed on pages 51 through 56 of this Proxy Statement, the options become fully vested. Stock options provide the named executive officers with the right to purchase shares of the Company’s common stock at its market value on the date of the grant. Each stock option grant has a ten-year maximum term. The amounts shown in this column for 2006 also include grants of a stock option enhancement called a Restoration Stock Option (“RSO” ) as further described below. The following breakdown indicates the value of the annual awards and any RSO awards for each named executive officer in 2006:

Name	Annual Awards Value	RSO Awards Value
H. McGraw III	$2,699,092	$10,588,997
R. J. Bahash	$693,404	$841,626
D. L. Murphy	$416,645	$281,917
K. M. Vittor	$405,320	—
P. C. Davis	—	—
B. D. Marcus	$178,223	—

Restoration Stock Option (“RSO”) Grants. The Compensation Committee approved RSO grants in 1997. If shares of the Company’s common stock were delivered in payment of the exercise price of a stock option, as opposed to the use of cash or “cashless exercises”, an RSO was granted equal to the number of shares used to exercise the stock option. The expiration date of these RSO grants (which were made pursuant to the Company’s 2002 Stock Incentive Plan) remains the last day the underlying grant was exercisable. Additionally, if shares were withheld to satisfy the tax obligation on the realized gain, the RSO will include shares equal to the number of shares withheld for taxes. RSO grants were non-qualified and were first exercisable six months after the date of grant at the market value on the date of grant of the RSO. Only one RSO was granted for each original stock option granted. In the event of a change-in-control of the Company, as discussed on pages 51 through 56 of this Proxy Statement, all options would become fully vested.

The Compensation Committee eliminated the RSO feature as of March 30, 2006 so that no new RSO grants would be awarded under the Company’s 2002 Stock Incentive Plan. However, RSO grants made prior to March 30, 2006 will continue until their exercise or expiration date.

Non-Equity Incentive Plan Compensation Column. The amounts shown in the Non-Equity Incentive Plan Compensation Column of the Summary Compensation Table represent the cash awards paid under the Company’s Key Executive Short-Term Incentive Compensation Plan. Under this Plan, annual incentives are payable for the achievement of annual financial performance goals established by the Compensation Committee and for individual performance and contribution. The Corporate performance goal is based on double-digit diluted earnings per share growth. The earned incentive pool amounts are based on actual performance versus the performance goals established for minimum, target and maximum pool achievement. Under these goals, target achievement results in 100% pool funding, the maximum pool funding is 200% of the target incentive pool, and below target achievement may range down to zero pool funding. Based on the Company’s 2008 diluted earnings per share growth not meeting the threshold established by the Compensation Committee at the beginning of the year, the Corporate pool did not fund.

All Other Compensation Column. The amounts shown in the All Other Compensation Column of the Summary Compensation Table for 2008 include the items described below.

•

The Company made contributions under the 401(k) Savings and Profit Sharing Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries and The McGraw-Hill Companies, Inc. 401(k) Savings and Profit Sharing Plan Supplement as follows:

Name	401 (k) Savings and Profit Sharing Plan	401(k) Savings and Profit Sharing Plan Supplement
H. McGraw III	$19,300	$296,411
R. J. Bahash	$19,300	$175,188
D. L. Murphy	$19,300	$117,435
K. M. Vittor	$19,300	$82,731
P. C. Davis	$19,300	$93,421
B. D. Marcus	$19,300	$51,304

•

Pursuant to a third-party security study undertaken for the Company, Mr. McGraw is required to use Company provided aircraft for all air travel. When using Company provided aircraft for personal travel, Mr. McGraw is required to reimburse the Company for the equivalent of first class commercial airfare for himself and for each passenger traveling with him. In addition, during 2008, the Board’s Compensation Committee approved a management proposal pursuant to which Mr. McGraw provided additional reimbursement to the Company in the amount of $100,000 in order to offset a portion of his 2008 personal travel expenses related to the use of the Company aircraft. Thus, during 2008, Mr. McGraw made total payments to the Company of $226,082 for use of the Company provided aircraft for personal travel. Additionally, Mr. McGraw serves on the Boards of Directors of ConocoPhillips and United Technologies Corporation and is required to reimburse the Company for the equivalent of first class commercial airfare when traveling to Board meetings of these companies. The amount shown for Mr. McGraw includes the aggregate incremental cost to the Company of $51,922 for travel to these Board meetings and $212,162 for all other personal travel. The aggregate incremental cost to the Company was determined by multiplying the total variable costs incurred by the Company in operating the aircraft by a fraction, the numerator of which was the total number of personal miles flown by Mr. McGraw in 2008 and the denominator of which was the total number of miles flown by the aircraft in 2008. This amount was then reduced by the amount of Mr. McGraw’s reimbursement in 2008. The variable costs associated with operating the aircraft include fuel costs, travel expenses of the flight crew, landing fees, airport taxes and similar assessments, in-flight food and beverage costs, landing and ground handling fees and hourly-based maintenance costs. The aggregate incremental cost to the Company does not include fixed costs that would be incurred regardless of Mr. McGraw’s personal use of the aircraft (e.g., aircraft purchase costs, insurance premiums, calendar-based maintenance costs and flight crew salaries).

•

The amount for Mr. McGraw includes the aggregate incremental cost to the Company of $39,190 associated with Mr. McGraw’s personal use of Company cars. The aggregate incremental cost to the Company was determined by multiplying the fuel and depreciation costs incurred by the Company in operating its Company owned cars by a fraction, the numerator of which was the total number of personal miles driven by Mr. McGraw in 2008 and the denominator of which was the total number of miles that Company owned cars were driven in 2008. The aggregate incremental cost to the Company does not include fixed costs that would be incurred regardless of Mr. McGraw’s personal use of Company owned cars (e.g., insurance premiums and driver salaries).

•	The amount for Mr. McGraw includes financial counseling and tax return preparation paid for by the Company and expenses associated with security coverage on personal trips.

•	No amounts shown in the All Other Compensation Column of the Summary Compensation Table represent tax gross-up payments.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information concerning unexercised options, stock that has not vested, and equity incentive plan awards outstanding on December 31, 2008 for each of the named executive officers:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (a)	Market Value of Shares or Units of Stock That Have Not Vested ($) (b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (b)
H. McGraw III	204,000				$38.2200	03/31/2014
	157,132	(d)			$45.5000	01/03/2009
	334,600				$43.2500	03/31/2015
	196,729	(d)			$47.8200	01/02/2010
	242,118	(d)			$47.8200	04/01/2011
	298,410	(d)			$47.8200	03/31/2013
	277,637	(d)			$56.4300	03/31/2012
	167,004	(d)			$56.4300	03/31/2014
	196,058				$57.8100	04/02/2016
	95,835		95,835	(e)	$62.3400	04/01/2017
			323,662	(f)	$38.6700	03/31/2018
							25,140	$1,165,993	64,227	$2,978,848

R. J. Bahash	77,916	(d)			$45.1400	04/01/2011
	41,346	(d)			$45.1400	03/31/2013
	87,406	(d)			$45.1400	03/31/2012
	93,890				$43.2500	03/31/2015
	42,149	(d)			$50.8100	03/31/2013
	50,051	(d)			$50.8100	03/31/2014
	46,990				$57.8100	04/02/2016
	23,618		23,618	(e)	$62.3400	04/01/2017
			81,128	(f)	$38.6700	03/31/2018
							12,233	$567,367	32,480	$1,506,422

D. L. Murphy	60,000				$30.9300	07/31/2012
	24,035				$28.1200	03/31/2013
	66,600				$38.2200	03/31/2014
	54,612				$43.2500	03/31/2015
	11,749	(d)			$48.2800	03/31/2013
	17,799	(d)			$55.8400	03/31/2013
	29,003				$57.8100	04/02/2016
	14,303		14,304	(e)	$62.3400	04/01/2017
			48,667	(f)	$38.6700	03/31/2018
							7,551	$350,215	19,553	$906,868

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (a)	Market Value of Shares or Units of Stock That Have Not Vested ($) (b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (b)

K. M. Vittor	25,048	(d)			$34.3900	04/01/2011
	35,000				$38.2200	03/31/2014
	24,492	(d)			$37.3800	01/02/2010
	26,890	(d)			$37.3800	03/31/2012
	28,478	(d)			$37.3800	03/31/2013
	57,400				$43.2500	03/31/2015
	31,332	(d)			$43.3400	03/31/2012
	27,552	(d)			$43.3400	03/31/2013
	32,912	(d)			$43.3400	03/31/2014
	26,395				$57.8100	04/02/2016
	13,016		13,017	(e)	$62.3400	04/01/2017
			44,256	(f)	$38.6700	03/31/2018
							6,872	$318,723	17,786	$824,915

P. C. Davis	11,027		11,027	(e)	$62.3400	04/01/2017
			39,487	(f)	$38.6700	03/31/2018
			6,019	(f)	$44.2100	09/01/2018
							0		17,266	$800,797

B. D. Marcus	4,638				$38.2200	03/31/2014
	2,070				$38.0800	08/31/2014
	22,000				$43.2500	03/31/2015
	13,289				$57.8100	04/02/2016
	6,805		6,806	(e)	$62.3400	04/01/2017
			23,282	(f)	$38.6700	03/31/2018
							3,460	$160,475	9,335	$432,957

(a)	Represents Restricted Performance Shares under the 2006 award which were earned on December 31, 2008 and were vested and paid on February 25, 2009.

(b)	Value based on closing price on December 31, 2008 of $23.19 at maximum payout levels based on prior year’s award paying above target.

(c)	Represents Restricted Performance Shares under the 2007 and 2008 awards which vest and pay out in March 2010 and March 2011, respectively, subject to attainment of performance objectives for the periods ending December 31, 2009 and December 31, 2010.

(d)	Reflects Restoration Stock Options, which are discussed on pages 39 and 40 of this Proxy Statement.

(e)	Options will vest on April 2, 2009.

(f)	Options will vest 50% on April 1, 2009 and the remaining 50% on April 1, 2010.

Option Exercises and Stock Vested in 2008

The following table contains information concerning each exercise of stock options and each vesting of Restricted Performance Shares during 2008 for each of the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#) (a)		Value Realized On Vesting ($)
H. McGraw III	0	$0	50,868		$2,175,116
R. J. Bahash	0	$0	21,640		$925,326
D. L. Murphy	0	$0	15,076		$644,650
K. M. Vittor	0	$0	10,544		$450,861
P. C. Davis	0	$0	0	(b)	$0	(b)
B. D. Marcus	0	$0	5,548		$237,232

(a)	These awards are Restricted Performance Share awards granted pursuant to the 2002 Stock Incentive Plan.

(b)	Mr. Davis joined the Company in November 2006 and thus did not participate in the 2005 Long-Term Incentive Awards program which matured in December 2007 and paid out in March 2008.

2008 Equity Compensation Plan Information

	(a)		(b)	(c)
Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
Equity compensation plans approved by shareholders	32,721,436		$39.8945	20,830,107
Equity compensation plans not approved by shareholders	0		0	0

Total	32,721,436	(1)	$39.8945	20,830,107	(2)(3)

(1)	Included in this number are 32,469,495 shares to be issued upon exercise of outstanding options under the Company’s Stock Incentive Plans and 251,941 deferred units already credited but to be issued under the Director Deferred Stock Ownership Plan.

(2)	Included in this number are 304,490 shares reserved for issuance under the Director Deferred Stock Ownership Plan. The remaining 20,525,617 shares are reserved for issuance under the 2002 Stock Incentive Plan (the “2002 Plan”) for Performance Stock, Restricted Stock, Other Stock-Based Awards, Stock Options and Stock Appreciation Rights (“SARs”).

(3)

Under the terms of the 2002 Plan, shares subject to an award (other than a stock option, SAR, or dividend equivalent) or shares paid in settlement of a dividend equivalent reduce the number of shares available under the 2002 Plan by one share for each such share granted or paid; shares subject to a stock option or SAR reduce the number of shares available under the 2002 Plan by one-third of a share for each such share granted. The 2002 Plan stipulates that in no case, as a result of such share counting, may more than 19,000,000 shares of stock be issued thereunder. Accordingly, for purposes of setting forth the figures in this column, the base figure from which issuances of stock awards are deducted, is deemed to be 19,000,000 shares for the 2002 Plan plus shares reserved for grant immediately prior to the amendments to the 2002 Plan of April 28, 2004.

The 2002 Plan is also governed by certain share recapture provisions. The aggregate number of shares of stock available under the 2002 Plan for issuance are increased by the number of shares of stock granted as an award under the 2002 Plan or 1993 Employee Stock Incentive Plan (the “1993 Plan”) (other than stock option, SAR or 1993 Plan stock option awards) or by one-third of the number of shares of stock in the case of stock option, SAR or 1993 Plan stock option awards that are, in each case: forfeited, settled in cash or property other than stock, or otherwise not distributable under an award under the Plan; tendered or withheld to pay the exercise or purchase price of an award under the 2002 or 1993 Plans or to satisfy applicable wage or other required tax withholding in connection with the exercise, vesting or payment of, or other event related to, an award under the 2002 or 1993 Plan; or repurchased by the Company with the option proceeds in respect of the exercise of a stock option under the 2002 or 1993 Plans.

PENSION BENEFITS

Pension Benefits Table

The following table contains information with respect to each Plan of the Company that provides for payments or other benefits to the named executive officers at, following, or in connection with retirement:

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (a)
H. McGraw III	SERP	29	$5,793,483
	ERP	29	568,729
	ERPS	29	2,857,950

	Total		$9,220,162

R. J. Bahash	SERP	34	$4,534,820
	ERP	34	697,481
	ERPS	34	1,767,914

	Total		$7,000,215

D. L. Murphy	ERP	6	$117,455
	ERPS	6	497,389

	Total		$614,844

K. M. Vittor	ERP	26	$417,768
	ERPS	26	715,197

	Total		$1,132,965

P. C. Davis	ERP	2	$16,654
	ERPS	2	21,260

	Total		$37,914

B. D. Marcus	ERP	19	$224,577
	ERPS	19	171,316

	Total		$395,893

(a)	The benefit amounts shown in the Table are actuarial present values of the benefits accumulated through December 31, 2008, as described below. The actuarial present value is calculated by estimating the expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at an assumed discount rate of 6.10%, would be sufficient on an average basis to provide the estimated future payments based on the benefit currently accrued. The assumed retirement age for each named executive officer is the earliest age at which the executive could retire without any benefit reduction due to age. The actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age.

The named executive officers are entitled to retirement benefits under two defined benefit Plans of the Company: the Employee Retirement Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries (generally referred to as the “ERP”) and The McGraw-Hill Companies, Inc. Employee Retirement Plan Supplement (generally referred to as the “ERP Supplement” or “ERPS”). In addition, Messrs. Harold McGraw III and Robert J. Bahash participate in the Senior Executive Supplemental Death, Disability and Retirement Benefits Plan (the “SERP”). Information regarding each of these Plans follows.

Employee Retirement Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries (ERP)

The Company sponsors a qualified defined benefit pension Plan to provide retirement benefits to eligible U.S. based employees of the Company. The Plan pays benefits at retirement to participants who terminate or retire from the Company after meeting the eligibility requirements for a benefit. The retirement benefit is based on a percentage of a participant’s total Plan compensation during such participant’s employment with the Company (this is called a career pay formula).

A Plan participant’s annual benefit accrual under the ERP is calculated as 1% of Plan compensation. The Plan compensation includes the participant’s base salary and short-term incentive award. Because this is a qualified Plan, the Plan compensation is restricted by the compensation limit imposed by the Internal Revenue Code. In 2008, this compensation limit was $230,000. The retirement benefit payable from this Plan is the sum of each year’s annual benefit accrual. This amount is available unreduced at the earlier of the Plan’s normal retirement age of 65 or age 62 if a participant has 10 years of service with the Company. If a participant has attained age 55 with 10 years of service with the Company, an early retirement benefit is available. The benefit is reduced by 4% per year for each year of payment prior to age 62 to reflect the earlier payments. Messrs. McGraw, Bahash, Marcus and Vittor are currently eligible for early retirement under the ERP.

Participants can choose from among several optional forms of annuity payments under the ERP. A participant receives the highest monthly payment under a single life annuity, while the other payment forms result in a lower monthly benefit generally because payment may be made to a surviving joint annuitant or beneficiary following the participant’s death.

The present value estimates shown in the Pension Benefits Table assume payment of the named executive officers’ accumulated benefits under the ERP, based on pay and service earned through December 31, 2008, in the form of a single life annuity commencing on the earliest date the benefits are available unreduced (age 65 in the case of Messrs. Davis and Murphy, and age 62 in the case of the other named executive officers). The values assume a discount rate of 6.10% and a mortality assumption based on the RP-2000 mortality table.

The McGraw-Hill Companies, Inc. Employee Retirement Plan Supplement (ERPS)

The Company also maintains a non-qualified pension Plan. This Plan is intended to help attract and retain the executive workforce by providing benefits incremental to those permitted under the qualified Plan.

The ERPS is designed to restore retirement benefits that cannot be paid from the ERP due to Internal Revenue Code limits. The benefit provided under the ERPS will effectively equal the difference between the benefit that would have been earned under the ERP, without regard to any pay or benefit limits, and the actual benefit payable from the ERP.

All Plan participants of the ERP are potentially eligible for the ERPS, including each of the named executive officers, provided their ERP benefits are limited by the Internal Revenue Code limits. In general, a participant’s annual accrual under the ERPS is determined based on 1% of the Plan compensation under the ERP in excess of the Internal Revenue Code compensation limit for that year ($230,000 in 2008). The retirement benefit payable under the ERPS is the sum of each year’s annual benefit accrual. ERPS payments commence one year following termination of employment or, if later, age 65 or age 62 with 10 years of service with the Company.

The present value estimates shown in the Pension Benefits Table for accumulated benefits under the ERPS are determined using the same payment, interest rate and mortality assumptions as were used to estimate the values shown for the ERP.

Senior Executive Supplemental Death, Disability & Retirement Benefits Plan (SERP)

In an effort to attract, retain and reward certain key executives, the Company implemented the SERP for its most senior executives. This Plan has subsequently been closed to new entrants, and currently the only named executive officers earning benefits under this Plan are Messrs. Harold McGraw III and Robert J. Bahash.

The SERP benefit is determined by calculating 55% of final monthly earnings less offsets for the ERP pension benefit, the ERPS pension benefit, the primary Social Security benefit, any pension payable from a previous employer, and a hypothetical annuity. The hypothetical annuity is the estimated annuity value of a hypothetical account balance as if it were established under the 401(k) Savings and Profit Sharing Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries (the “401(k) Savings and Profit Sharing Plan”). This balance assumes that the employee contributions are made at a rate that was required for participation in the ERP when the Plan was contributory, that the employer matching contributions are based on the current provisions of the 401(k) Savings and Profit Sharing Plan, and that the investment return on the fund is the same as the amount earned on the 401(k) Savings and Profit Sharing Plan Stable Assets fund.

The final monthly earnings recognized in the SERP are the sum of the highest rate of annual base salary and the highest target bonus in effect during the 36-month period preceding death, disability or retirement. The pension benefit payable from the SERP is available unreduced at the Plan’s normal retirement age of 65. In addition, the SERP provides that, if a participant has attained age 55 with 10 years of service with the Company, an early retirement benefit is available. For early retirement benefits, the 55% replacement percentage is reduced by 4% for each year that benefits commence before normal retirement age to reflect the earlier payments. Both Messrs. McGraw and Bahash are currently eligible for the early retirement benefit under the terms of the SERP.

The SERP also provides for a pre-retirement death benefit of four times the participant’s most recent base salary and a post-retirement death benefit equal to one times the participant’s most recent base salary.

The present value estimates shown in the Pension Benefits Table for accumulated benefits under the SERP are determined using the same payment, interest rate and mortality assumptions as were used to estimate the values shown for the ERP and ERPS, and include the value of the post-retirement death benefit under the SERP.

The following breakdown shows the early retirement benefits that would have been payable to each of the named executive officers had they retired on December 31, 2008:

Name	Plan Name	Present Value of Accumulated Benefit $
H. McGraw III	SERP	$6,123,377
	ERP	608,464
	ERPS	3,057,625

	Total	$9,789,466

R. J. Bahash	SERP	$4,567,343
	ERP	697,481
	ERPS	1,767,914

	Total	$7,032,738

D. L. Murphy	ERP	$117,455
	ERPS	497,389

	Total	$614,844

K. M. Vittor	ERP	$459,741
	ERPS	787,053

	Total	$1,246,794

P. C. Davis(1)	ERP	0
	ERPS	0

	Total	0

B. D. Marcus	ERP	$243,086
	ERPS	185,435

	Total	$428,521

(1)	Mr. Davis was not fully vested in his benefits in either the ERP or ERPS Plans as of December 31, 2008.

Non-Qualified Deferred Compensation Table

The following Non-Qualified Deferred Compensation Table summarizes the activity during 2008 and account balances in our various non-qualified savings and deferral Plans offered to our named executive officers. The Key Executive Short-Term Incentive Deferred Compensation Plan (“ST Incentive Deferred Comp”) permits the executives to defer amounts previously earned on a pre-tax basis. The Executive Deferred Compensation Plan (“LT Incentive Deferred Comp”) is closed and no longer accepts deferrals. The SIPS & ERAPS Plan is the Company’s 401(k) Savings and Profit Sharing Plan Supplement.

Name	Plan	Company Contributions in Last Fiscal Year ($)(a)	Aggregate Earnings in Last Fiscal Year ($)(b)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(c)
H. McGraw III	SIPS & ERAPS	$296,411	$180,635	0	$3,958,388
	ST Incentive Deferred Comp	0	$52,611	0	$978,862
	LT Incentive Deferred Comp	0	0	0	0
	Total:	$296,411	$233,246	0	$4,937,250

R. Bahash	SIPS & ERAPS	$175,188	$107,335	0	$2,353,880
	ST Incentive Deferred Comp	0	$26,963	0	$501,666
	LT Incentive Deferred Comp	0	$30,253	0	$562,883
	Total:	$175,188	$164,551	0	$3,418,429

D. Murphy	SIPS & ERAPS	$117,435	$27,022	0	$610,638
	ST Incentive Deferred Comp	0	$7,977	0	$148,411
	LT Incentive Deferred Comp	0	0	0	0
	Total:	$117,435	$34,999	0	$759,049

K. Vittor	SIPS & ERAPS	$82,731	$44,001	0	$968,114
	ST Incentive Deferred Comp	0	0	0	0
	LT Incentive Deferred Comp	0	0	0	0
	Total:	$82,731	$44,001	0	$968,114

P. Davis	SIPS & ERAPS	$93,421	$3,348	0	$96,770
	ST Incentive Deferred Comp	0	0	0	0
	LT Incentive Deferred Comp	0	0	0	0
	Total:	$93,421	$3,348	0	$96,770

B. Marcus	SIPS & ERAPS	$51,304	$7,717	0	$179,756
	ST Incentive Deferred Comp	0	0	0	0
	LT Incentive Deferred Comp	0	0	0	0
	Total:	$51,304	$7,717	0	$179,756

(a)	Reflects contributions to the Company’s 401(k) Savings and Profit Sharing Plan Supplement for the 2008 fiscal year, all of which are reported in the All Other Compensation column of the Summary Compensation Table on page 37 of this Proxy Statement.

(b)	Reflects non-qualified deferred compensation earnings under the Company’s 401(k) Savings and Profit Sharing Plan Supplement, Key Executive Short-Term Incentive Deferred Compensation Plan and Executive Deferred Compensation Plan.

(c)	Reflects amounts deferred under the Company’s 401(k) Savings and Profit Sharing Plan Supplement, including $562,844 for Mr. McGraw, $319,839 for Mr. Bahash, $224,618 for Mr. Murphy, $149,150 for Mr. Vittor and $89,781 for Mr. Marcus that were previously reported in the Summary Compensation Tables for 2006 and 2007, and $32,500 for Mr. Davis that was previously reported in the Summary Compensation Table for 2007.

The amounts shown as Company contributions represent employer matching and profit sharing contributions under the 401(k) Savings and Profit Sharing Plan Supplement. Participants receive a contribution of 4.5% of eligible compensation above the IRS compensation limit

($230,000 in 2008) for the savings plan component and 5% of eligible compensation above the IRS compensation limit for the profit sharing component. These amounts are also included as All Other Compensation in the Summary Compensation Table on page 37 of this Proxy Statement. Account balances under the 401(k) Savings and Profit Sharing Plan Supplement are credited with interest at the rate earned by the Stable Assets fund under the 401(k) Savings and Profit Sharing Plan. The annual rate of interest credited under these Plans was 4.922% for the 2008 fiscal year. Account balances under the 401(k) Savings and Profit Sharing Plan Supplement are distributed to executives in the year following the year in which the executive terminates employment.

Executives may elect to defer all or part of their annual bonus payment under the Key Executive Short-Term Incentive Deferred Compensation Plan. No new deferrals were credited under the Plan in 2008. Earnings on amounts deferred under the Key Executive Short-Term Incentive Deferred Compensation Plan are credited at a rate equal to 120% of the applicable Federal Long-Term Rate as prescribed by the Internal Revenue Service in December of the year prior to the year in which the bonus compensation is credited under the Plan. The interest rate that applied to outstanding balances during the          fiscal year was 5.68%. Earnings under the Executive Deferred Compensation Plan, under which executives could previously defer all or part of their long-term cash payment, also are credited at this rate. The Executive Deferred Compensation Plan was closed to new contributions in 1990. Account balances under the Key Executive Short-Term Incentive Deferred Compensation Plan and Executive Deferred Compensation Plan are distributed to executives in accordance with their individual elections. Participants may elect to receive their deferred award payments in a single lump-sum or in up to 15 equal annual installments. Payments may commence within 60 days of retirement or termination or as of January 1 of the year following the year in which such event occurs.

Potential Payments Upon Termination or

Change-in-Control

The named executive officers may be eligible to receive certain payments and benefits under our severance, incentive and retirement plans in connection with the named executive officer’s termination or a change-in-control. Described below are the specific events that would trigger the payments and benefits, and the estimated payments and benefits that would be provided to the named executive officers upon the occurrence of these events.

Senior Executive Severance Plan

The named executive officers are eligible for severance benefits under our Senior Executive Severance Plan (with the exception of Mr. Marcus, who participates in the Executive Severance Plan) upon the occurrence of the following triggering events:

•	the Company terminates the executive other than for cause;

•

the executive resigns due to an adverse change in the executive’s functions, duties or responsibilities that would cause the executive’s position to have substantially less responsibility, importance or scope; or

•	the executive resigns due to a reduction of the executive’s base salary by 10% or more.

In addition, the executive will be eligible for severance benefits if the executive resigns following a change-in-control because:

•

the executive’s base salary is reduced (other than a reduction of less than 10% as part of a Company-wide salary reduction) below the highest rate in effect since the beginning of the 24-month period prior to the change-in-control;

•	the executive’s annual or long-term incentive opportunity is materially less favorable than at any time since the beginning of the 24-month period prior to the change-in-control;

•	the aggregate value of the executive’s pension and welfare benefits is materially reduced;

•	the executive is required to transfer to a principal business location that increases the distance to the executive’s residence by more than 35 miles;

•

there is an adverse change in the executive’s title or reporting relationship or an adverse change by the Company in the executive’s authority, functions, duties or responsibilities (other than which results solely from the Company ceasing to have a publicly traded class of common stock or the executive no longer serving as the chief executive, or reporting to the chief executive, of an independent, publicly traded company as a result thereof), which change would cause the executive’s position with the Company to become one of substantially less responsibility, importance or scope; or

•	a successor to the Company fails to adopt the Plan.

A termination for cause generally means a termination due to misconduct that results in, or could reasonably be expected to result in, material damage to the Company’s property, business or reputation.

A change-in-control generally means:

•	a person or group acquires 20% or more of the Company’s voting securities;

•	the members of our Board of Directors on January 28, 1987, together with persons approved by a majority of those members or persons approved by them, no longer make up a majority of the Board;

•

consummation of a merger or consolidation involving the Company if our voting securities do not represent more than 50% of the outstanding shares and voting power of the company surviving the transaction; or

•	our shareholders approve the liquidation or dissolution of the Company.

A change-in-control by reason of a change in a majority of our Board, as described above, could arise, for example, as a result of a contested election (or elections) in which shareholders elect a majority of the members of the Board from nominees who are not nominated for election by the incumbent Board.

Each named executive officer is eligible to receive the following severance benefits:

•

continued payment of the executive’s base salary and participation in the Company’s retirement, life, medical, dental, accidental death and disability insurance benefit plans during a severance period of 12 months;

•

a lump sum payment at the end of the severance period of the executive’s base salary for a period of 1.6 months per year of continuous service with the Company in excess of 7.5 years (0.9 months per year of service in excess of 13.33 years, up to a maximum of six months, in the case of Mr. Marcus), up to a maximum of 12 months; and

•	an additional lump sum severance payment at the end of the severance period equal to 10% of the lump sum payment calculated above in lieu of continued benefits.

If the triggering event takes place following a change-in-control, then the total severance payments during the 12-months severance period will be equal to the sum of the executive’s annual base salary and annual target bonus, and the lump sum payment due at the end of the severance period will be equal to 100% of the total (50% in the case of Mr. Marcus), increased by an amount equal to 10% of the lump sum in lieu of benefits. In each case, to receive the full amount of separation pay due under the Plan, the executive must sign a general release of claims against the Company. The executive will receive 50% of the total separation pay if the executive does not sign a release.

In general, if payments under the Senior Execu-tive Severance Plan are considered “excess parachute payments” under Section 280G of the Internal Revenue Code, then a deduction to the Company will be disallowed and the executive will be subject to an excise tax equal to 20% of the amount. Because of the way the excise tax is calculated, in certain circumstances, the executive may receive a larger after-tax amount (and the Company will be entitled to a larger tax deduction) if the gross amount payable to the executive is reduced. In this case, the executive’s payments under the Plan will be “cut back” to the largest amount that would not result in payment of any excise tax.

Severance payments to the named executive officers will generally be delayed during the first six-months following the executive’s termination, as required under Section 409A of the Internal Revenue Code, and paid in a lump sum following the end of the six-month delay.

The following table shows the estimated payments and benefits that would have been provided under the Senior Executive and Executive Severance Plans to each named executive officer if the executive’s employment had terminated December 31, 2008:

Name	Payment on Termination (a)	Payment on Termination Following Change-in-Control (b)
H. McGraw III	$2,834,504	$2,970,000
R. J. Bahash	$1,931,104	$2,021,800
D. L. Murphy	$645,150	$708,950
K. M. Vittor	$1,172,984	$1,220,560
P. C. Davis	$641,290	$693,000
B. D. Marcus	$634,090	$669,785

(a)	The estimated payment on termination reflects the amount payable under the Senior Executive or Executive Severance Plan including the estimated present value of continued benefit coverage during the severance period.

(b)	The estimated payment on termination following change-in-control payable in a lump sum amount includes the severance benefit payable under the Senior Executive or Executive Severance Plan plus 10% of the severance amount in lieu of continued benefit coverage.

Key Executive Short-Term Incentive Compensation Plan

The named executive officers may receive a portion of their annual bonus award under the Company’s Key Executive Short-Term Incentive Compensation Plan if the executive terminates employment because of death, disability or retirement, or if the Company terminates the executive other than for cause. To receive a payment under these circumstances, the executive must execute a general release of claims against the Company. The amount of the payment is based on the actual achievement of the Company performance objectives for the executive’s annual incentive pool based on the mid-point of the target range established for the target level of achievement of the individual performance criteria for the executive under the Plan. Payments are prorated for the period the executive was employed during the year and are made to the executive in a lump sum on the regular payment date under the Plan.

If there is a change-in-control, each named executive officer will receive a payment equal to the average of the named executive officer’s annual bonus payments for the preceding three years, prorated for the period elapsed through the date of the change-in-control. The Company may also pay the executive any additional amount necessary to reflect the actual achievement of the Company performance objectives and individual performance criteria for the executive through the date of the change-in-control.

The following table shows the estimated payments that would have been provided under the Key Executive Short-Term Incentive Compensation Plan to each named executive officer if the executive’s employment had terminated on December 31, 2008, or if a change-in-control had occurred on that date:

Name	Payment on Termination (a)	Payment on Change-in-Control (b)
H. McGraw III	$0	$1,921,835
R. J. Bahash	$0	$1,100,000
D. L. Murphy	$0	$795,533
K. M. Vittor	$0	$527,000
P. C. Davis	$0	$650,000
B. D. Marcus	$0	$335,000

(a)	Threshold performance levels were not achieved under the Key Executive Short-Term Incentive Compensation Plan for 2008.

(b)	Reflects the average of the actual payments paid over the last three years, except for Mr. Davis. His payment reflects participation for one year.

Stock Incentive Plans

Each of the named executive officers has been granted Restricted Performance Shares and stock options under the Company’s Stock Incentive Plans. These awards are described in greater detail on pages 30 through 33, 39, 42 and 43 of this Proxy Statement.

Restricted Performance Shares. If the named executive officer terminates employment due to retirement, disability or death, or, with the approval of the Compensation Committee, if the Company terminates the executive other than for cause, the executive is eligible to receive a portion of the shares that are covered by outstanding awards.

If the executive terminates due to retirement or disability, the executive receives the number of shares that would be payable under the terms of the award based on actual performance for the three-year performance period, prorated for the number of years during the performance period (including the year of termination) that the executive was employed. Delivery of the awarded shares is made in the year following the end of the performance period for the award.

In the event of termination by the Company other than for cause, with the approval of the Compensation Committee, the executive receives the number of shares that would be payable under the terms of the award based on the actual performance for the three-year performance period, prorated for the number of full months during the performance period that the executive was employed. Delivery of the awarded shares is made in the year following the end of the performance period for the award.

In the case of the executive’s death, the number of shares awarded is based on actual performance through the year of the executive’s death, prorated for the number of years completed during the performance period (counting the year of the executive’s death as a completed year). Delivery of the awarded shares is made by March 15 of the year following the executive’s death.

In the event of a change-in-control, the executive may receive the number of shares that would be payable upon achievement of the higher of the target or actual performance as follows:

•	a prorated number of shares, based on the portion of the performance period elapsed before the date of the change-in-control, is released to the executive on the date of the change-in-control; and

•

the value of the remaining shares, generally based on the highest price per share paid in the change-in-control, is paid to the executive in a lump sum in the year following the end of the performance period under the awards.

If not already paid, the cash payment described above will be made to the executive in a lump sum upon termination of the executive’s employment due to retirement, disability or death, or by the Company other than for cause.

Stock Options. If a named executive officer terminates employment due to death, disability or normal retirement, the executive’s stock options will vest in full. In addition, in the case of death, the options will be exercisable for one year following the date of death, and, in the case of disability or retirement, until the end of the option term. If the executive terminates employment due to early retirement, generally, the vesting of the executive’s stock options will not accelerate, but, to the extent they are vested at the time of retirement and the executive is 55 or older with 10 years of continuous service, the options will be exercisable until the end of the option term.

In the event of a change-in-control, all outstanding stock options will vest in full and will either be converted into awards based on the common stock of the surviving company, or paid to the executive in cash. Cash payments under options will be equal to the value of the option shares, generally the highest price per share paid in the change-in-control, less the exercise price of the shares.

The following table shows the estimated payments and benefits that would have been provided to each named executive officer in respect of stock options and Restricted Performance Shares under the Company’s Stock Incentive Plans if the executive’s employment had terminated on December 31, 2008, or if a change-in-control had occurred on that date:

	Termination of Employment			Change-in-Control
Name	Stock Options (a)	Restricted Performance Shares (b)	Total	Stock Options (a)	Restricted Performance Shares (c)	Total
H. McGraw III	$0	$1,121,116	$1,121,116	$0	$1,555,171	$1,555,171
R. J. Bahash	$0	$548,950	$548,950	$0	$768,783	$768,783
D. L. Murphy	$0	$337,397	$337,397	$0	$469,623	$469,623
K. M. Vittor	$0	$307,051	$307,051	$0	$427,332	$427,332
P. C. Davis	$0	$57,983	$57,983	$0	$176,870	$176,870
B. D. Marcus	$0	$155,923	$155,923	$0	$219,091	$219,091

(a)	Reflects accelerated vesting for all unvested stock option awards upon death, disability or with the consent of the Compensation Committee.

(b)	Reflects pro rata participation and maximum achievement in the three outstanding award cycles through December 31, 2008 upon death, disability, retirement (except in the case of Messrs. Davis and Murphy) or termination other than for cause (with the consent of the Compensation Committee).

(c)	Reflects actual achievement of the performance goals for the 2006 awards and target achievement for the 2007 and 2008 awards.

Retirement and Other Benefits

As described on pages 46 through 48 of this Proxy Statement, each of the named executive officers is entitled to receive benefits under the Company’s Employee Retirement Plan and the Employee Retirement Plan Supplement and, as described below, the Company’s Management Supplemental Death & Disability Benefits Plan. Messrs. McGraw and Bahash also are eligible to receive benefits under the Senior Executive Supplemental Death, Disability & Retirement Benefits Plan, described on page 48. In addition, the named executive officers participate in The McGraw-Hill Companies, Inc. 401(k) Savings and Profit Sharing Plan and are eligible to participate in the Key Executive Short-Term Incentive Deferred Compensation Plan, described on page 49 of this Proxy Statement.

Employee Retirement Plan and Supplement. Following termination of their employment, the named executive officers are entitled to receive retirement benefits under the Company’s Employee Retirement Plan and Employee Retirement Plan Supplement, and in the case of Messrs. McGraw and Bahash under the SERP, and have accrued the benefits shown on page 46 of this Proxy Statement through the end of the 2008 fiscal year. In the event of a change-in-control, the executives will receive, in a lump sum, the actuarial equivalent of their accrued benefits under the Employee Retirement Plan Supplement.

Management Supplemental Death & Disability Benefits Plan. Under our Management Supplemental Death & Disability Benefits Plan, if an executive dies before retirement at age 65, the executive’s beneficiary will receive a lump sum death benefit equal to 200% of the executive’s base salary in effect at the time of death. In addition, if the executive is disabled prior to retirement at age 65, the executive will be entitled to an annual benefit equal to 50% of the greater of (a) 1.5 times the executive’s base salary in effect immediately preceding the date of the executive’s disability or (b) the executive’s highest annual base salary and highest annual target bonus during the preceding 36 months occurring prior to January 1, 2005. The benefit generally will be offset by other disability or qualified retirement benefits payable to the executive and will continue until the executive is no longer disabled or reaches age 65.

Senior Executive Supplemental Death, Disability & Retirement Benefits Plan. Under our Senior Executive Supplemental Death, Disability & Retirement Benefits Plan, if Mr. McGraw or Mr. Bahash dies prior to retirement at age 65, the executive’s beneficiary will receive a lump sum payment equal to 400% of the executive’s base salary in effect at the time of death. The Plan also provides for a post-retirement death benefit equal to one times the executive’s most recent base salary. If Mr. McGraw or Mr. Bahash is disabled before retirement at age 65, the executive will be entitled to an annual benefit equal to 50% of the greater of (a) 1.5 times the executive’s base salary in effect immediately preceding the date of the executive’s disability or (b) the executive’s highest annual base salary and highest annual target bonus during the preceding 36 months occurring prior to January 1, 2005. The benefit generally will be offset by other disability or qualified retirement benefits payable to the executive and will continue until the executive reaches age 65.

In addition, in the event of a change-in-control, Messrs. McGraw and Bahash will receive their retirement benefit in a lump sum if any of the following occurs:

•	the executive is involuntarily terminated without cause at any time after the change-in-control;

•	the executive resigns for good reason within two years after the change-in-control; or

•	the executive resigns for any reason during the 30-day window following the first anniversary of the change-in-control.

Resignation for good reason generally means the executive’s resignation based on any of the following:

•	a reduction in the executive’s base salary or incentive compensation award opportunities;

•	the transfer of the executive to a principal business location that increases the executive’s commuting distance by more than 35 miles;

•	a significant reduction in the executive’s responsibilities and status within the Company or a change in the executive’s title or office; or

•	the discontinuation of the executive’s participation in any life insurance, health and accident or disability plan, or elimination of the executive’s paid vacation.

The payment will be actuarially calculated based upon on an annual benefit, depending on the executive’s age at the time of termination, of 44% to 55% of the executive’s highest annual base salary and highest annual target bonus during the preceding 36 months, subject to reduction for other retirement benefits payable to the executive. The estimated lump sum retirement benefit would have been $6,123,377 for Mr. McGraw and $4,567,343 for Mr. Bahash if, following a change-in-control, Mr. McGraw or Mr. Bahash had resigned or been terminated on December 31, 2008 under the circumstances described above.

Non-Qualified Deferred Compensation Plans. In the event of a change-in-control, the named executive officers will receive payment in a lump sum of their account balances under the Company’s 401(k) Savings and Profit Sharing Plan Supplement, as well as the Company’s Key Executive Short-Term Incentive Deferred Compensation Plan and Executive Deferred Compensation Plan. The named executive officers may also receive these amounts in connection with their termination of employment. Each executive’s account balances under these Plans at the end of the 2008 fiscal year are shown on page 49 of this Proxy Statement.

DIRECTOR COMPENSATION

Directors who are employees of the Company receive no additional compensation for serving on the Board or its Committees. The following table contains information regarding the compensation the Company paid to the non-employee Directors in 2008:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (a)	Change in Pension Value $ (b)	All Other Compensation ($) (c)	Total ($)
Pedro Aspe	$79,000	(d)	$53,726		$202	$132,928
Sir Winfried Bischoff	$89,000		$53,726		$202	$142,928
Douglas N. Daft	$85,000		$53,726		$202	$138,928
Linda Koch Lorimer	$92,000	(d)	$53,726		$202	$145,928
Robert P. McGraw	$70,000		$53,726		$202	$123,928
Hilda Ochoa-Brillembourg	$82,000	(d)	$53,726		$202	$135,928
Sir Michael Rake	$74,500		$53,726		$202	$128,428
James H. Ross	$83,500		$53,726	$12,692	$202	$150,120
Edward B. Rust, Jr.	$95,000	(d)	$53,726		$2,202	$150,928
Kurt L. Schmoke	$74,500	(e)	$53,726		$202	$128,428
Sidney Taurel	$92,000		$53,726		$202	$145,928

(a)	Represents amounts recognized for financial reporting purposes in accordance with SFAS 123(R) for deferred stock credited under the Director Deferred Stock Ownership Plan, as further described below.

(b)	The current change in pension value for Mr. Ross represents the benefits under the Directors Retirement Plan, which was closed to new participants in 1996.

(c)	Represents insurance premiums and in the case of Mr. Rust, a charitable contribution of $2,000 made by the Company in Mr. Rust’s name under the Company’s Matching Gift Program. The Program is open to active employees and Directors and to retired employees and Directors for up to three years after retirement. Through the Program, the Company doubles the contributions made by employees and Directors to eligible higher education, adult reading, financial literacy or arts and cultural organizations. The minimum contribution to an eligible institution that the Company will match per individual is $25 and the maximum total is $3,000 each year. For Mr. Rust, his donation was made in December 2007 and was matched in March 2008.

(d)	Voluntarily elected to fully defer this payment under the Director Deferred Stock Ownership Plan.

(e)	Voluntarily elected to defer one-half of this payment under the Director Deferred Stock Ownership Plan.

The Company provides the following annual compensation to non-employee Directors:

Cash Compensation

•	annual cash retainer of $50,500;

•	$1,500 for each Board meeting attended;

•	$1,000 for each Committee meeting attended;

•	annual cash retainer of $10,000 to the Chair of each Committee; and

•	reimbursement for customary travel expenses.

Share Compensation

Each non-employee Director receives an annual deferred share credit equal to the average cash compensation paid to all Directors during the calendar year pursuant to the Company’s Director Deferred Stock Ownership Plan. Directors received a deferred share credit of $79,682 for 2008 under this Plan. This value is credited as 2,184.86 deferred shares based on the average stock price of $36.47 for the year. The amounts shown in the Stock Awards column of the Director Compensation Table are based on the grant date fair value of $24.59 per share, the closing price of the Company’s common stock on January 5, 2009. The assumptions used to calculate the grant date fair value of the deferred share credits were in accordance with SFAS 123(R) as disclosed in Footnote 8 to the 2008 Consolidated Financial Statements, which appears in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2009.

These deferred share credits are payable in shares of the Company’s common stock following a Director’s termination of Board membership. This Plan also permits Directors to elect to receive all or part of their annual cash retainer and Board and Committee fees in deferred shares of common stock in lieu of these cash payments. The Company currently has written agreements with Ms. Ochoa-Brillembourg and Messrs. Aspe, Rust and Schmoke to receive all or part of these cash payments as deferred shares. The awards outstanding under this Plan as of the end of the year are as follows:

Name	# of Shares
Pedro Aspe	49,732
Sir Winfried Bischoff	16,510
Douglas N. Daft	10,377
Linda Koch Lorimer	39,043
Robert P. McGraw	18,467
Hilda Ochoa-Brillembourg	16,410
Sir Michael Rake	2,238
James H. Ross	26,355
Edward B. Rust, Jr.	28,248
Kurt L. Schmoke	15,262
Sidney Taurel	25,776

Other Director Plans

Directors may also elect to defer all or part of their annual cash retainer and Board and committee fees under the Director Deferred Compensation Plan. The Company currently has written agreements to defer cash payments under this Plan with Ms. Lorimer and Mr. Schmoke. Interest is payable on the deferred cash amount at 120% of the applicable Federal Long-Term Rate as prescribed by the Internal Revenue Service in December of the year prior to the year in which the Director compensation is credited.

Directors Retirement Plan

Under this legacy Plan, covered Directors receive annual retirement and disability benefits when they retire from the Board at or after age 65 or if they become disabled. The annual benefit equals 10% of the then annual retainer. This Plan was amended in 1996 to provide that Board members would not accrue any additional benefits under the Plan after June 30, 1996 and that Directors initially elected after June 30, 1996 will not be eligible to participate in this Plan. Only Mr. Ross, who is retiring at the Annual Meeting, is covered under this legacy plan.

OWNERSHIP OF COMPANY STOCK

A beneficial owner of stock is a person who has voting power, meaning the power to control voting decisions, or investment power, meaning the power to cause the sale of the stock.

Company Stock Ownership of Management (a),(b)

The following table shows the number of shares of the Company’s common stock beneficially owned on February 25, 2009 by each of our Directors and nominees for Director; the Chief Executive Officer and the other five named executive officers in the Summary Compensation Table; and all individuals who served as Directors or executive officers at December 31, 2008, as a group.

Name of Beneficial Owner	Sole Voting Power and Sole Investment Power	Shared Voting Power and Shared Investment Power	Right to Acquire Shares within 60 Days by Exercise of Options	Total Number of Shares Beneficially Owned		Percent of Common Stock(a)		Director Deferred Stock Ownership Plan(c)
Pedro Aspe	14,192			14,192		(d	)	49,732
Robert J. Bahash	452,229		527,549	979,778		(d	)
Sir Winfried Bischoff	4,000			4,000		(d	)	16,510
Douglas N. Daft	2,000			2,000		(d	)	10,377
Peter C. Davis	17,266		41,797	59,063		(d	)
Linda Koch Lorimer	6,865			6,865		(d	)	39,043
Bruce D. Marcus	20,203		67,249	87,452		(d	)
Harold McGraw III	5,597,838		2,270,057	7,867,895	(e)	2.5%
Robert P. McGraw	79,284			79,284		(d	)	18,467
David L. Murphy	79,764		316,738	396,502		(d	)
Hilda Ochoa-Brillembourg	1,800			1,800		(d	)	16,410
Sir Michael Rake	400			400		(d	)	2,238
James H. Ross	2,193			2,193		(d	)	26,355
Edward B. Rust, Jr.	2,000			2,000		(d	)	28,248
Kurt L. Schmoke	1,036			1,036		(d	)	15,262
Sidney Taurel	4,000			4,000		(d	)	25,776
Kenneth M. Vittor	150,757		363,660	514,417		(d	)
All Directors and executive officers of the Company as a group (a total of 18, including those named above)(f)(g)	6,458,886		3,670,211	10,129,097		3.2%		248,418

(a)	The number of shares of common stock outstanding on February 25, 2009 was 314,466,800. The percent of common stock is based on such number of shares and is rounded off to the nearest one percent.

(b)	None of the shares included in the above table constitutes Directors’ qualifying shares.

(c)	This amount represents the number of shares of the Company’s common stock which has been credited to a bookkeeping account maintained for each non-employee Director of the Company under the Director Deferred Stock Ownership Plan. This Plan is further described on pages 57 and 58 of this Proxy Statement.
(d)	Less than 1%.

(e)	With respect to the shares reported in the above table for Mr. Harold McGraw III: (i) Mr. Harold McGraw III has sole voting and investment power over 3,199,160 shares as manager of a limited liability company established for estate planning purposes by Mr. Harold W. McGraw, Jr., Chairman Emeritus; (ii) Mr. Harold McGraw III has sole voting and investment power over 430,200 shares as executor of the estate of Mr. Thomas P. McGraw; (iii) Mr. Harold McGraw III has sole voting and investment power over 22,000 shares as custodian under the Florida Uniform Transfers to Minors Act; and (iv) Mr. Harold

McGraw III owns 1,284,145 shares which are held in accounts with financial institutions that have extended credit based on the security of the stock.

(f)	Spouses and children of some members of this group may own other shares in which the members of this group disclaim any beneficial interest and which are not included in the above table.
(g)	Mr. Harold W. McGraw, Jr., Chairman Emeritus of the Company, is the beneficial owner as of February 25, 2009 of 6,361,340 shares of the Company’s common stock. These shares represent approximately 2% of the Company’s issued and outstanding common stock. None of these shares has been included in the above table.

Company Stock Ownership of Certain Beneficial Owners

The following table shows information as to any person known to the Company to be the beneficial owner of more than 5% of the Company’s common stock on the date indicated below.

Name and Address of Beneficial Owner	Sole Voting Power	Sole Dispositive Power	Total Number of Shares Beneficially Owned	Percent of Common Stock
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202(a)	7,657,289	33,017,054	33,017,054	10.4%

(a)

On February 13, 2009, T. Rowe Price Associates, Inc. (“Price Associates”) filed a Schedule 13G with the SEC disclosing its beneficial ownership of the Company’s common stock. Price Associates has certified in its Schedule 13G filing that the Company’s common stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of the Company. The Schedule 13G does not identify any shares with respect to which there is a right to acquire beneficial ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Under SEC rules, our Directors, executive officers and holders of more than 10% of our stock, if any, are required to file with the SEC reports of holdings and changes in beneficial ownership of Company stock. We have reviewed copies of these SEC reports as well as other records and information. Based on that review, we believe that all reports were timely filed during 2008.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S

FEES AND SERVICES

Shareholders are being asked to ratify the appointment of Ernst & Young LLP as the independent Registered Public Accounting Firm for the Company and its subsidiaries for 2009. Please see page 68 of this Proxy Statement for voting information. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and such representative will be available to respond to appropriate questions.

During the years ended December 31, 2008 and December 31, 2007, Ernst & Young LLP audited the consolidated financial statements of the Company and its subsidiaries. The aggregate fees Ernst & Young LLP billed the Company for these years for professional services rendered were as follows:

Services Rendered	Year Ended 12/31/08	Year Ended 12/31/07
Audit Fees	$5,898,900	$5,610,000
Audit-Related Fees	$712,400	$1,225,000
Tax Fees	$3,364,400	$2,986,000
All Other Fees	$18,700	$112,000

•

Audit fees included fees for professional services rendered for the audits of the consolidated financial statements of the Company, audits of the effectiveness of the Company’s internal control over financial reporting, reviews of the quarterly consolidated financial statements, statutory audits, securities registration statements and accounting consultations on matters related to the annual audits or interim reviews.

•	Audit-related fees generally included fees for pension or other special purpose audits, acquisition assistance and other accounting consultations.

•	Tax fees included fees for tax compliance, advice and planning.

•	All other fees generally included fees for advisory services related to accounting principles, rules and regulations.

In addition, the policies and procedures contained in the Audit Committee Charter (which can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations) provide that the Committee must pre-approve both the retention of the independent auditor for non-audit services and the fee for such services in accordance with the Company’s independence guidelines.

ITEMS OF BUSINESS TO BE ACTED ON AT THE ANNUAL MEETING

Item 1. Election of Directors

The term for Directors to be elected this year will expire at the Annual Meeting held in 2012. Each nominee listed below has agreed to serve his respective term. If any Director is unable to stand for election, the individuals named as the proxies have the right to designate a substitute. If that happens, shares represented by proxies may be voted for a substitute Director.

The Board recommends that you vote FOR each of the following nominees:

For three-year terms expiring at the 2012 Annual Meeting:

•	Sir Michael Rake

•	Kurt L. Schmoke

•	Sidney Taurel

Unless you specify otherwise, the Board intends the accompanying proxy to be voted for these nominees.

Biographical information about these nominees, as well as the other eight incumbent Directors, can be found on pages 9 through 13 of this Proxy Statement.

Item 2. Proposal to Reapprove the Performance Goals Under the Company’s 2002 Stock Incentive Plan

Introduction

The Board is seeking shareholder reapproval of the material terms of the performance goals under The McGraw-Hill Companies, Inc. 2002 Stock Incentive Plan, as amended and restated (the “Plan”) for purposes of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). The Board is not amending or altering nor seeking shareholder approval to amend or alter the Plan.

Reapproval of Material Terms of Performance Goals

Section 162(m) limits our ability to deduct for federal income tax purposes any compensation in excess of $1 million paid to the Company’s CEO and, under current law, the three highest compensated executives other than the CEO and the CFO (the “Covered Executives”). This $1 million limitation, however, does not apply to “performance-based compensation” under Section 162(m).

To qualify as performance-based compensation under Section 162(m), the compensation must (among other requirements) be subject to attainment of performance goals that have been disclosed to shareholders and approved by a majority shareholder vote. Section 162(m) and related regulations further require that if the compensation committee approving the compensation has authority to vary the performance goals, the material terms of the performance goals must again be disclosed and reapproved by shareholders at least every five years. Because our Compensation Committee has authority to vary the performance goals and shareholders last approved the performance goals in 2004, we are asking you at this Annual Meeting to reapprove the material terms of the performance goals under the Plan so that compensation paid to the named executive officers will continue to qualify as performance-based compensation under Section 162(m) which will not be subject to the $1 million deduction limitation.

For purposes of Section 162(m), the material terms of performance goals we are asking you to reapprove include: (i) the employees eligible to receive awards under the Plan; (ii) a descrip-

tion of the available performance measures; and (iii) the maximum amount that can be paid under awards if the performance goals are achieved. If shareholder approval is not received at this Annual Meeting, the Plan will remain effective, but we will not be able to deduct compensation under the Plan that would have otherwise qualified as performance-based compensation under Section 162(m).

The following is a summary of the Plan. This summary is qualified in its entirety by reference to the full text of the Plan. A copy of the Plan is available to shareholders free of charge on request to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095.

Summary of the Plan

The corporate purpose underlying the Plan is to provide an opportunity for the Company’s employees to acquire a proprietary interest in the Company and strengthen the mutuality of interests between employees and the Company’s shareholders. We believe this provides an added incentive to employees to contribute to the Company’s future success and prosperity which will enhance the value of the Company for the benefit of the shareholders.

The Plan permits the granting of any or all of the following types of awards:

•	non-qualified stock options;

•	stock appreciation rights (“SARs”);

•	performance stock;

•	restricted stock; and

•	other awards valued in whole or in part by reference to, or otherwise based on, the Company’s common stock (“other stock-based awards”).

Incentive stock options are not issuable under the Plan.

The total number of shares of stock reserved and available for grants of awards under the Plan is equal to the remaining number of shares of stock reserved and available for grants of awards immediately prior to the date of the 2009 Annual Meeting.

Administration

The Compensation Committee administers the Plan and has authority to:

•	select employees to be granted awards;

•	determine the types of awards and the numbers of shares to be covered by such awards;

•	establish the terms, conditions and provisions of such awards;

•	interpret the Plan;

•	establish, amend and repeal administrative rules and regulations relating to the Plan; and

•	otherwise supervise the overall administration of the Plan.

Eligible Employees

Officers and other employees of the Company and its subsidiaries and affiliates are eligible to be participants under the Plan. Outside Directors of the Company, however, are ineligible to participate in the Plan. As of March 1, 2009, approximately 2,200 officers and employees (out of the approximately 6,600 employees who are eligible to participate) have received an award under the Plan.

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend or other dividend other than the regular cash dividend, stock split, spin-off or other change in corporate structure affecting the stock, substitution or adjustment shall be made by the Compensation Committee in the aggregate number and the kind of shares reserved or available for issuance under the Plan, in the maximum number of shares issuable to any single participant, and in the number, kind and, where applicable, option or exercise price of shares subject to outstanding awards.

Non-Qualified Stock Options

The Compensation Committee fixes the option price at which the common stock may be purchased under the Plan. This price cannot be less than 100% of the fair market value of the stock on the date the option is granted. Options currently vest over a two year period, with one half of the shares under option vesting at the end of one year after grant and the second half after two years. The Committee also fixes the option term, although no option may be exercised more than ten years after it has been granted. The Plan prohibits repricing of options.

The purchase price is paid in cash or, if the Committee permits, through delivery of shares of common stock having a fair market value equal to the purchase price, by withholding shares otherwise payable pursuant to the award, or by a combination of cash and common stock. Unless the Committee determines otherwise, if a participant’s employment with the Company is terminated, except for cause, a stock option that has vested may generally be exercised for six months after termination. In the event of retirement, disability or death of a participant, any stock option may be exercised for a specified period of time after such event as described in the Plan.

Stock Appreciation Rights (“SARs”)

The Compensation Committee has the right to grant SARs alone or in tandem with other awards. When a SAR is exercised, the holder is entitled to receive the excess of the fair market value of the shares for which the SAR is exercised over the option price of the related stock option. When a SAR is exercised, the Committee determines whether the Company pays the holder in cash, stock, or a combination of cash and stock. On such exercise, any stock option or other award to which such SAR is related is deemed to have been exercised.

Performance Stock and Restricted Stock

The Plan permits the Compensation Committee to make awards of performance stock and restricted stock. Performance stock is an award of shares whose vesting and forfeiture restrictions are related to the attainment of one or more performance goals and objectives (including the goals and objectives described below under “Section 162(m)”) and such other terms and conditions as the Compensation Committee may specify.

Restricted stock is an award of shares whose vesting and forfeiture restrictions are related to the participant’s continued service with the Company for a specified period of time and such other terms and conditions as the Committee may specify. The Committee determines the time or times when such awards are subject to forfeiture, and all of the other terms and conditions of such grants. Recipients of performance stock and restricted stock are not required to provide consideration to the Company, other than the rendering of services.

Performance stock and restricted stock may not be sold by the recipient during the forfeiture period determined by the Committee. The participant has, with respect to such stock awards, all of the rights of a shareholder of the Company, including the right to vote such shares and the right to receive dividends. Subject to certain exceptions described in the Plan, on termination of employment during the restriction period, the participant forfeits all shares still subject to restriction.

Other Stock-Based Awards

The Compensation Committee has, in addition to performance stock and restricted stock, the authority under the Plan to make awards of stock that are valued in whole or in part by reference to, or are otherwise based on, the Company’s common stock. These awards may include cash settled performance shares, cash or stock settled stock appreciation rights, shares valued by reference to subsidiary performance, and phantom stock and similar units. These awards may be granted either alone or in addition to or in tandem with other awards. The terms and conditions of the award are determined at the discretion of the Committee. An award may include a participant’s right to receive, either currently or on a deferred basis, dividends or dividend equivalents with respect to the number of shares covered by the award.

Term

The Plan continues in effect for a period of ten years from the date of the Company’s 2004 Annual Meeting, unless earlier terminated by the Board.

Amendments

The Board may amend the Plan. Without the approval of the shareholders, however, the Board may not adopt any amendment which requires shareholder approval under Section 162(m) and the securities laws.

Change-in-Control

The Plan provides that in the event of a change-in-control of the Company, except as otherwise provided in the agreement of grant, all SARs outstanding and all stock options granted become fully exercisable and vested. Except as otherwise provided in the agreement of grant, the restriction and deferral limitations applicable to any grants of performance stock, restricted stock and other stock-based awards will lapse and such shares will be fully vested. All outstanding stock options, SARs, performance stock, restricted stock and other such stock-based awards will, at the discretion of the Committee, be either cashed out or converted into awards based upon publicly traded common stock of the corporation that acquires the Company or which otherwise results from the change-in-control.

In recent years, grants of performance stock, through action by the Compensation Committee, have contained the following provisions applicable to a change-in-control. Upon a change in control: (a) the established performance goals otherwise required to be met for the performance stock to be awarded are deemed to have been achieved; (b) in general, a portion of such shares, pro rated to the date of the change-in-control, would be immediately distributed to the employee; and (c) the balance of the shares not so distributed would be converted into cash at the price per share paid by an acquirer related to the change-in-control and paid to the employee following the original maturity date of the award. In the case of such cash payments, however, in the event the employee is terminated involuntarily (except for cause), dies, retires, or is disabled prior to the maturity date, the cash amount generally would be paid upon such occurrence. It is the Company’s present intention to continue including such provisions in its awards of performance stock.

Section 162(m)

As a general rule, for federal income tax purposes, awards of options or SARs are taxable to the participant, and deductible by the Company, at the time of exercise. Similarly, restricted stock and performance stock generally are taxable to the participant, and deductible by the Company, at the time of vesting of the awards. In each case, the Company’s deduction may be limited under Section 162(m) of the Code unless the requirements of the performance-based compensation are met.

As noted above, Section 162(m) limits the Company’s tax deduction to $1 million per year for compensation paid to each of the Company’s Covered Executives, but this limitation does not apply to “performance-based compensation.” Options and SARs may qualify as performance-based compensation if shareholders approve a maximum limit on the number of shares underlying such awards that may be granted to any participant over a specified period. Other awards may qualify as performance-based compensation if payment under such awards is made under the following circumstances:

•	on account of the achievement of one or more objective performance goals established by a compensation committee consisting exclusively of two or more non-management Directors;

•	under certain terms approved by shareholders, including the maximum amount payable to any individual and performance goals to be used; and

•	following certification by such compensation committee that the performance goals and other material conditions precedent to payment have been satisfied.

Accordingly, the Board is seeking shareholder approval of the material terms of the perform-

ance goals under the Plan to permit the Company to continue to deduct for tax purposes compensation paid to covered executives under awards that qualify as performance-based compensation (“Qualifying Awards”).

The Plan provides that two types of Qualifying Awards may be granted. The first type is stock options and SARs. No participant may be granted in any 60-month period stock options or SARs under the Plan which, in the aggregate, cover more than 4,000,000 shares of the Company’s common stock.

The second type includes performance grants and any other award (other than options and SARs) whose payment is conditioned on the attainment of the performance objectives for the performance goals the Committee establishes for a performance cycle in accordance with the provisions of Section 162(m). More than one performance goal may apply to a given performance cycle based on the attainment of the performance objectives for any of the performance goals applicable to that cycle. The Committee determines the duration of a performance cycle, and the Committee will be authorized to permit overlapping or consecutive performance cycles.

The performance goals that the Committee may select for a performance cycle include any of the following: diluted earnings per share, net income, operating margin, operating income and net operating income, pretax profit, revenue growth, return on sales, return on equity, return on assets, return on investment, stock price growth, total return to shareholders, EBITDA, economic profit, and cash flow, each of which may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures.

The Committee has the discretion, by participant and by award, to reduce (but not to increase) some or all of the amount that would otherwise be payable under the award if the participant satisfies the performance objectives included in the Qualifying Award.

For any performance cycle with a duration of 36 months, no participant may receive Qualifying Awards covering more than 600,000 shares of stock or which provide for the payment for such performance cycle of more than 600,000 shares of stock (or cash amounts based on the value of more than 600,000 shares of stock). For a performance cycle that is longer or shorter than 36 months, the maximum limits described in the previous sentence will be adjusted by multiplying such limit by a fraction, the numerator of which is the number of months in the performance cycle and the denominator of which is 36.

Because the amounts to be received under the Plan can only be determined with precision in the future, the table below shows the grants that were made in April 2008 for the Covered Executives; for all current executive officers, as a group; for all current Directors who are not executive officers, as a group; and for all employees, including all current officers who are not executive officers, as a group.

	OPTION AWARDS		OTHER STOCK-BASED AWARDS: LONG-TERM RESTRICTED PERFORMANCE SHARES (2)
Name	Exercise or Base Price Per Share (1)	Shares Underlying Options Granted	Dollar Value	Shares (#) (1)
Harold McGraw III Chairman of the Board, President and Chief Executive Officer	$38.67	323,662	$1,554,300	40,194

Robert J. Bahash Executive Vice President and Chief Financial Officer	$38.67	81,128	$791,000	20,455

David L. Murphy Executive Vice President, Human Resources	$38.67	48,667	$474,500	12,270

Kenneth M. Vittor Executive Vice President and General Counsel	$38.67	44,256	$431,500	11,159

Peter C. Davis	$38.67	39,487	$385,000	9,956
Executive Vice President, Global Strategy (3)	$44.21	6,019	$75,000	1,696

Bruce D. Marcus Executive Vice President, Chief Information Officer	$38.67	23,282	$227,000	5,870

All current executive officers, as a group	$38.67	520,995	$3,478,300	89,948
All current Directors who are not executive officers, as a group	—	—	—	—
All employees, including all current officers who are not executive officers, as a group	$38.67	2,495,976	$68,658,832	1,780,289

(1)	Based on the closing price of the Company’s common stock on April 1, 2008 of $38.67.

(2)	Actual amount may be less than, equal to, or greater than the amount shown depending on the Company’s performance during 2008 to 2010.

(3)	Mr. Davis became President, McGraw-Hill Education effective September 2, 2008 and is no longer an executive officer of the Company.

Approval and Related Matters

The affirmative vote of the holders of a majority of the votes cast is required to reapprove the material terms of the performance goals under the Plan.

The following resolution will be offered by the Board of Directors at the Annual Meeting:

RESOLVED, That the material terms of the performance goals for awards under The McGraw-Hill Companies, Inc. 2002 Stock Incentive Plan, as amended and restated, are hereby reaffirmed, reconfirmed and reapproved.

The Board of Directors’ Recommendation

Your Board recommends that you vote FOR this proposal. Unless otherwise specified by the shareholder, the Board intends the accompanying proxy to be voted for this proposal.

Item 3. Proposal to Ratify the Appointment of the Company’s Independent Registered Public Accounting Firm

The Board, after receiving a favorable recommendation from the Audit Committee, has again selected Ernst & Young LLP to serve as the independent Registered Public Accounting Firm of the Company and its subsidiaries for 2009. Although not required to do so, the Board is submitting the selection of this firm for ratification by the Company’s shareholders for their views. Ernst & Young LLP has advised the Company that it has no direct, nor any material indirect, financial interest in the Company or any of its subsidiaries. The Board and the Audit Committee may change the appointment at any time if they determine that a change would be in the best interests of the Company and its shareholders.

The following resolution will be offered by the Board of Directors at the Annual Meeting:

RESOLVED: That the selection by the Board of Directors of Ernst & Young LLP to serve as the independent Registered Public Accounting Firm of the Company and its subsidiaries for 2009 be, and hereby is, ratified and approved.

The Board of Directors’

Recommendation

Your Board recommends that you vote FOR this proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted for this proposal.

Item 4. Shareholder Proposal – Elect Each Director Annually

An individual shareholder, Kenneth Steiner, has given notice that he intends to make the following proposal at the Annual Meeting. The Company will provide the number of shares he owns to any person, orally or in writing as requested, promptly on receiving any oral or written request made to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095, telephone number (212) 512-2000. Your Board recommends that you vote AGAINST this proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal.

The shareholder proposal and supporting statement, for which the Board and the Company accept no responsibility, follow:

4—Elect Each Director Annually

RESOLVED, shareowners ask that our Company take the steps necessary to reorganize the Board of Directors into one class with each director subject to election each year and to complete this transition within one-year.

Statement of Kenneth Steiner

Our current practice, in which only a few directors stand for election annually, is not in the best interest of our Company and its stockholders. Eliminating this staggered system would give stockholders an opportunity to register their view on the performance of each director annually. Electing directors in this manner is one of the best methods available to stockholders to ensure that the Company will be managed in a manner that is in the best interest of stockholders.

“Without annual election of each director shareholders have far less control over who represents them,” said Arthur Levitt, former Chairman of the Securities and Exchange Commission.

Annual election of each director won greater than 64%-support at our 2006, 2007 and 2008 annual meetings (based on yes and no votes). Plus a shareholder proposal for elimination of our super-majority shareholder voting requirements won greater than 73%-support at our 2007 and 2008 annual meetings. It is more than two and one-half years after our first such majority vote and our directors still had not decided to adopt either topic. At least one proxy advisory service recommended a withhold-vote for directors who do not adopt a shareholder proposal after it wins its first majority vote.

The Council of Institutional Investors www.cii.org recommends adoption of annual election of each director. The Council of Institutional Investors also recommends timely adoption of shareholder proposals upon receiving their first 51% or higher vote.

The merits of this Elect Each Director Annually proposal should be considered in the context of the need for improvements in our company’s corporate governance and in individual director performance. For instance in 2008 the following governance and performance issues were identified:

•	Our directors served on 8 boards rated “D” by The Corporate Library www.thecorporatelibrary.com, an independent investment research firm:

Harold McGraw	United Technologies (UTX)
Sidney Taurel	Eli Lilly (LLY)
Sidney Taurel	International Business Machines (IBM)
Edward Rust	Helmerich & Payne (HP)
Edward Rust	Caterpillar (CAT)
Pedro Aspe	Evercore Partners (EVR)
Kurt Schmoke	Legg Mason (LM)
Douglas Daft	Wal-Mart Stores (WMT)

•	These directors held 8 of the 15 seats on our key board committees of audit, nomination and executive pay.

•

Linda Koch Lorimer (who chaired our nomination committee) was designated a “Problem Director” by The Corporate Library due to her involvement with the proposed Sprint merger with WorldCom that led to the acceleration of $1.7 billion in stock options even though the merger ultimately failed.

•	Two directors each had approximately 20-years tenure—Independence concern:

Harold McGraw

James Ross (serving on our audit and nominating committees)

•	The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal:

Elect Each Director Annually—

Yes on 4

Directors’ Statement in Opposition

The Board believes that this shareholder proposal seeking to declassify the Board and to have annual elections of each Director would not be in the best interests of the Company and its shareholders. Your Board unanimously recommends that you vote AGAINST this proposal.

The Company’s current classified Board structure has been in place since it was approved by the shareholders in 1985. The Board is divided into three classes, with Directors elected to staggered three-year terms. Under this system, approximately one-third of the Directors stand for election each year, and the entire Board can be replaced in the course of three Annual Meetings, all held within approximately two years. The Board believes that an active, professional Board benefits in many ways from classifying its Directors. The most notable among these benefits are increased Board stability, improved long-term planning and an enhanced ability to protect shareholder value in a potential takeover. Over the past ten years, the total annual return on our stock has outperformed the S&P 500 Index. Also, since 1996 we have returned $9.1 billion to shareholders through dividend payments and share buybacks, including $728 million in the past year, as part of our commitment to advance total shareholder value.

In response to the adoption by shareholders at last year’s Annual Meeting of a similar shareholder proposal regarding the annual election of directors, the Board received presentations from two separate independent law firms regarding the advisability of removing the Board’s current classified structure. The first presentation was from the Company’s longstanding independent counsel. The second presentation was from independent counsel with whom the Company did not have any prior relationship. The Board retained this second firm to receive advice from an expert who had no connection with the Company’s adoption of a classified Board or the Board’s prior deliberations with respect to this issue. In each of their respective presentations, the independent advisors recommended that the Board retain its current structure.

Increased Board Stability

Three-year staggered terms are designed to provide stability and to ensure that, at any given time, a majority of the Company’s Directors have prior experience as Directors of the Company and a solid knowledge of the Company’s complex global businesses and strategy. The Board of Directors believes that Directors who have experience with the Company and knowledge about its business and affairs are a valuable resource and are better positioned to make fundamental decisions that are in the best interests of the Company and its shareholders. The Board observes that numerous well-respected corporations have classified Boards.

In addition, because a classified Board produces more orderly change in the composition of the Board and in the policies and strategies of the Company, the Company is better equipped to attract and retain prominent and well-qualified Directors who are willing and able to commit the time and resources required to understand fully the Company and its operations. The Board believes that its classified structure has helped it to attract experienced Directors and to enhance shareholder value. Our Directors are prominent in business, finance and academia, and, as stated above, the total annual return on our stock has outperformed the S&P 500 Index over the past ten years.

Improved Long-Term Planning

The Board of Directors believes that electing its Directors to staggered three-year terms enhances the Company’s ability to engage in long-term strategic planning. It also believes that the continuity made possible by the classified Board structure promotes the proper oversight of a complex global company like ours.

The Board of Directors believes that the benefits of the current classified Board structure do not come at the cost of Directors’ accountability to shareholders. Directors elected to three-year terms are just as accountable to shareholders as Directors elected annually, because all Directors are required to uphold their fiduciary duties to the Company and its shareholders, regardless of the length of their term of office. In the Board’s view, the annual election of approximately one-third of the Directors provides shareholders with an orderly means to effect change and to communicate their views on the performance of the Company and its Directors. Overall accountability of the Board is achieved through shareholders’ selection of responsible, experienced, and respected individuals as Directors; it is not compromised by the length of a Director’s term.

Enhanced Ability to Protect Shareholder

Value in a Potential Takeover

A classified Board structure enhances the Board of Directors’ ability to negotiate the best results for shareholders in a potential takeover situation. The Board of Directors believes that a classified Board structure encourages a person seeking to obtain control of the Company to offer a full and fair price and to negotiate with the Board. At least two Annual Meetings will be required to effect a change-in-control of the Board. This gives the incumbent Directors additional time and leverage to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all shareholders and weigh alternative methods of enhancing shareholder value. It also enhances the Board’s ability to resist potentially unfair and abusive takeover tactics, including coercive two-tiered tender offers. It is important to note, however, that although the classified Board is intended to cause a person seeking to obtain control of the Company to negotiate with the Board, the existence of a classified Board will not, in fact, prevent a person from acquiring control of a Board or accomplishing a hostile acquisition. Instead, the classified Board merely gives the Board additional time and leverage in its negotiations with a potential acquirer, allowing it to enhance shareholder value in any potential change-in-control situation. Directors elected for staggered terms are not any less accountable or responsive to shareholders than they would be if they were elected annually. In any potential takeover, the Directors would act in the best interests of shareholders and the Company, in accordance with their ongoing fiduciary duties under New York law.

Effect of the Proposal

Passage of the shareholder proposal would not automatically eliminate the classified Board structure. Further action would be required to amend the Company’s Restated Certificate of Incorporation to effect this change. While the Board would consider proposing such an amendment, it would do so, consistent with its fiduciary duties, only if it believes such an amendment to be in the best interests of the Company and all of its shareholders. Under the Company’s Restated Certificate of Incorporation, the affirmative vote of 80% of the Company’s shares having voting power with respect to such an amendment would be required for approval.

The Board of Directors and its Nominating and Corporate Governance Committee, with the assistance of their professional advisors, have carefully considered this proposal and the arguments for and against a classified Board structure. The Board has concluded that the Company’s classified Board structure continues to promote the best interests of the shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal.

Item 5. Shareholder Proposal – Adopt Simple Majority Vote

Individual shareholders, Nick Rossi and Emil Rossi, Trustees for the Jeanne Rossi Family Trust, have given notice that they intend to make the following proposal at the Annual Meeting. The Company will provide the number of shares they own to any person, orally or in writing as requested, promptly on receiving any oral or written request made to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095, telephone number (212) 512-2000. Your Board recommends that you vote AGAINST this proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal.

The shareholder proposal and supporting statement, for which the Board and the Company accept no responsibility, follow:

5—Adopt Simple Majority Vote

RESOLVED, Shareholders request that our board take the steps necessary so that each shareholder voting requirement in our charter and bylaws, that calls for a greater than simple majority vote, be changed to a majority of the votes cast for and against related proposals in compliance with applicable laws. This applies to each 67% and 80% provisions in our charter and bylaws.

Statement of Nick Rossi

Currently a 1%-minority can frustrate the will of our 79%-shareholder majority. Our supermajority vote requirements can be almost impossible to obtain when one considers abstentions and broker non-votes. For example, a Goodyear (GT) management proposal for annual election of each director failed to pass even though 90% of votes cast were yes-votes. Supermajority requirements are arguably most often used to block initiatives supported by most shareholders but opposed by management.

This topic won greater than 73%-support at our 2007 and 2008 annual meetings (based on yes and no votes). Also annual election of each director won greater than 64%-support at our 2006, 2007 and 2008 annual meetings. It is more than two and one-half years after our first such majority vote and our directors still had not decided to adopt either topic. At least one proxy advisory service recommended a withhold-vote for directors who do not adopt a shareholder proposal after it wins its first majority vote.

Meanwhile at our 2008 annual meeting our following directors received from 35% to 43% in withheld votes:

Harold McGraw

Winfried Bischoff

Douglas Daft

Linda Koch Lorimer

And our following directors received 31% in withheld votes:

Pedro Aspe

Robert McGraw

Hilda Ochoa-Brillembourg

Edward Rust

The Council of Institutional Investors www.cii.org recommends adoption of simple majority voting. This proposal topic also won up to 89% support at the following companies in 2008:

Whirlpool (WHR)	79%	Ray T. Chevedden (Sponsor)
Lear Corp. (LEA)	88%	John Chevedden
Liz Claiborne (LIZ)	89%	Kenneth Steiner

The merits of this Simple Majority Vote proposal should also be considered in the context of the need to initiate improvements in our company’s corporate governance and in individual director performance. For instance in 2008 the following governance and performance issues were identified:

•	The Corporate Library www.thecorporatelibrary.com, an independent investment research firm rated our company:

“D” in Corporate Governance.

“High” in Overall Governance Risk Assessment.

•	We had to marshal an awesome 80% shareholder vote to make certain key governance changes—Entrenchment concern.

•	We had no shareholder right to:

To call a special meeting.

To act by written consent.

Cumulative voting.

An independent Chairman.

A Lead Director.

•	Our board should take the initiative in adopting the above topics rather than abdicate to shareholders the initiative to introduce such proposals for improvement.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal:

Adopt Simple Majority Vote

                 Yes on 5

Directors’ Statement in Opposition

The Board believes that this shareholder proposal seeking to adopt a simple majority vote in all cases would not be in the best interests of the Company and its shareholders. Your Board unanimously recommends that you vote AGAINST this proposal.

A simple majority vote requirement already applies to most corporate matters submitted to a vote of the Company’s shareholders. The Company’s Restated Certificate of Incorporation does, however, require an 80% “supermajority” vote for the following major corporate decisions:

•

Certain business transactions with an “interested shareholder,” unless the transaction is approved by a majority of disinterested Directors or meets certain procedural and price fairness requirements, as well as amendments to this provision;

•	Actions by shareholders to change the size of the Board or remove a Director for cause; and

•	Amendments to any provision of Article VIII of the Company’s Restated Certificate of Incorporation (relating to Directors).

In addition, the Company’s Restated Certificate of Incorporation requires a two-thirds vote of the holders of Series A Preferred Stock to amend the Restated Certificate of Incorporation in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely. There are, however, no shares of Series A Preferred Stock currently outstanding.

These supermajority voting requirements were adopted by our shareholders and relate to fundamental elements of our corporate governance. Nevertheless, the Board of Directors has carefully considered this proposal and the arguments for and against eliminating the supermajority voting requirements. The Board has concluded that it is still appropriate to require supermajority approval of such fundamental matters, and therefore it opposes this proposal. Like similar provisions in the governance documents of many public corporations, the Company’s supermajority vote requirements are intended to preserve and maximize the value of the Company for all shareholders and to provide protection for all shareholders against self-interested actions by one or a few large shareholders.

In response to the adoption by shareholders at last year’s Annual Meeting of a similar shareholder proposal regarding simple majority voting requirements, the Board received presentations from two separate independent law firms regarding the advisability of removing the supermajority voting requirements. The first presentation was from the Company’s longstanding independent counsel. The second presentation was from independent counsel with whom the Company did not have any prior relationship. The Board retained this second firm to receive advice from an expert who had no connection with the Company’s adoption of the supermajority voting requirements or the Board’s prior deliberations with respect to this issue. In each of their respective presentations, the independent advisors recommended that the Board retain the supermajority voting requirements.

Fair Price Provision

The requirement of an 80% vote to approve certain business transactions with an “interested shareholder” is intended to protect shareholders from hostile takeovers in which an acquirer buys a substantial voting interest and then acquires the remaining shares in a coercive merger where it pays an unfair price for such shares. This protective measure is not designed to prevent a takeover but rather to ensure that shareholders receive a fair price for their shares if a takeover were to take place.

This “fair price” provision addresses certain proposed merger or business combinations involving an “interested shareholder” (a shareholder having more than 10% of the Company’s voting power) by requiring an 80% shareholder vote to approve such a transaction. This supermajority approval requirement is not triggered if the proposed transaction is approved by a majority of disinterested Directors, or if the Company’s shareholders will receive fair consideration, defined as the higher of the highest price paid by the interested shareholder or the fair market value of the Company’s shares at the time of the transaction. An 80% vote is also required to amend the fair price provision. Without this protection, the provision could be easily repealed in a hostile takeover by a small vote, eliminating an important protection to shareholders.

The fair price provision, as its name implies, is intended to prevent an acquirer from pursuing a business combination at an unfair price. The supermajority vote requirement encourages potential acquirers to negotiate with the Board, and to offer a full and fair price for the Company’s shares, and thus protects the interests of our shareholders. The Company is also subject to a provision of the New York Business Corporation Law that is similar to the fair price provision of the Company’s Restated Certificate of Incorporation. This section requires the approval of a majority of the disinterested Directors for any business combination with a 20% shareholder of the Company for the first five years after such a shareholder becomes an interested shareholder; after that five-year period, such a business combination may be completed if it is approved by a majority of the disinterested Directors or by the vote of a majority of shares not held by the 20% shareholder, or if it meets certain price and procedural requirements. While this provision of New York law would provide some protection for the Company’s shareholders even without our fair price provision, the Board believes that the 10% threshold for an “interested shareholder,” and the other procedural protections of our fair price provision continue to be in the best interests of shareholders, and that it remains appropriate to require a supermajority vote to modify these protections.

Changes Relating to the Board

The other provisions requiring a supermajority vote are also generally intended to protect shareholders from abusive takeover attempts. Without these requirements, a shareholder or group of shareholders who could command a bare majority of the voting power - or even less, due to the impact of quorum requirements, abstentions and broker non-votes - could remove Directors, or expand the size of the Board in order to elect its own Directors, and thereby thwart our Board’s efforts to protect shareholders from coercive takeover tactics and unfair offers.

These provisions are not intended to, and do not, preclude unsolicited, non-abusive offers to acquire the Company at a fair price. They are designed, instead, to encourage any potential acquirer to negotiate directly with the Board. This is desirable because the Board is in the best position to evaluate the adequacy and fairness of proposed offers, to negotiate on behalf of all shareholders and to protect shareholders against abusive tactics during a takeover process.

The shareholder proposal calls for the passage of all matters subject to a shareholder vote by a majority of the number of votes cast at a shareholder meeting, unless a greater shareholder vote is required by law. This could result in decisions on fundamental questions of the size of the Board or the removal of Directors that are made by a minority of our shareholders: 25.1% or less of the outstanding voting power of the Company could constitute a majority at a shareholder meeting when the effects of quorum requirements, broker non-votes and abstentions are considered. Your Board of Directors believes that higher voting requirements are appropriate for these extraordinary corporate decisions.

Effect of the Proposal

Passage of the shareholder proposal would not automatically eliminate the supermajority voting requirements. Further action would be required to amend the Company’s Restated Certificate of Incorporation to effect this change. While the Board would consider proposing such an amendment, it would do so, consistent with its fiduciary duties, only if it believes such an amendment to be in the best interests of the Company and all of its shareholders. Under the Company’s Restated Certificate of Incorporation, the affirmative vote of 80% of the Company’s shares having voting power with respect to such an amendment would be required for approval.

The Board of Directors and its Nominating and Corporate Governance Committee, with the assistance of their professional advisors, have carefully considered this proposal and the arguments for and against eliminating the supermajority voting requirements. The Board has concluded that the Company’s supermajority voting requirements continue to promote the best interests of the shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal.

Item 6. Shareholder Proposal – Request For Public Disclosure of Corporate Policies and Procedures Regarding Political Contributions and the Amount of Such Contributions

The Nathan Cummings Foundation, an institutional shareholder, has given notice that it intends to make the following proposal at the Annual Meeting. The Company will provide the number of shares it owns to any person, orally or in writing as requested, promptly on receiving any oral or written request made to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095, telephone number (212) 512-2000. Your Board recommends that you vote AGAINST this proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal.

The shareholder proposal and supporting statement, for which the Board and the Company accept no responsibility, follow:

Resolved, that the shareholders of The McGraw-Hill Companies, Inc. (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing its:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution that if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the Company’s website to reduce costs to shareholders.

Supporting Statement

As McGraw-Hill shareholders, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; and electioneering communications on behalf of a federal, state or local candidate.

Disclosure is in the best interest of the company and its shareholders and is critical for compliance with recent federal ethics legislation. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of the company and its shareholders.

McGraw-Hill has contributed at least $70,000 in corporate funds since the 2000 election cycle. (CQ’s PoliticalMoneyLine: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http//www.followthemoney.org/index.phtml.) Publicly available data does not, however, provide a complete picture of the Company’s political expenditures. For example, payments to trade associations used for political activities are undisclosed and unknown. In many cases, not even a corporation’s management knows how trade associations use their company’s money for political purposes.

The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Pfizer, Aetna and eBay, that support political disclosure and accountability and present this information on their websites.

We urge your support for this critical governance reform. The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets.

Directors’ Statement in Opposition

The Board believes that it is in the best interests of our shareholders for the Company to be actively involved in public policy related to its businesses and in areas of interest to its customers. Therefore, the Board believes that it is important for the Company to participate fully in public life while adhering to all laws and acting in the interests of the Company. If adopted, the shareholder proposal would impose additional costs and administrative burdens on us without conferring a commensurate benefit on the shareholders.

We are required to comply with numerous federal, state and local laws and regulations governing the permissibility and reporting of political contributions. Under applicable law, we cannot make corporate contributions to federal candidates. We are able to make contributions to state and local candidates or initiatives where permitted by law. Since 1982, the Company has had a Corporate Policy on Political Contributions and Payments. This policy requires that any political contributions made to political candidates, public employees, office holders, political parties and other political organizations (including political action committees) must be approved by the Company’s Legal Department, by the Senior Vice President Corporate Affairs, and by senior management of the appropriate business unit. To be approved, contributions must be lawful and must be consistent with the goals of the relevant business unit and the Company as a whole.

The Board believes it is in the best interests of our shareholders to support the legislative process by contributing prudently to state and local candidates and political organizations when such contributions are consistent with our business objectives and are permitted by federal, state and local laws. The Board also believes that carefully considered contributions to trade associations may be an effective means of ensuring that the Company’s concerns are heard in the political process. These activities are overseen by our senior management and regulated by the Policy described above.

The Board believes that these political activities and trade association memberships are important efforts that should not be hindered by special disclosure rules in addition to those required by federal, state and local regulatory authorities. We further believe that much of the requested disclosure is already publicly available, as is demonstrated by the proponent’s reference to figures on political contributions made by the Company since the 2000 election cycle. As such, we do not believe that posting this information on our Web site would either provide shareholders with additional meaningful information or be a productive use of our resources.

In addition, the Board believes that the extensive disclosure of the decision making process behind every political and trade association contribution requested in this proposal would impose a business disadvantage on the Company. Our business is subject to regulation at the federal and state levels and we are involved in a number of legislative initiatives and trade associations in areas which can have significant effects on our operations. Because parties with interests adverse to the Company may also participate in the political process to their business advantage, any expanded disclosure requirements imposed solely on the Company could benefit these parties while harming the interests of the Company and its shareholders.

The Board has carefully considered the proposal and concluded that the proposed report would not be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal.

Item 7. Shareholder Proposal – Elect Directors By Majority Vote

United Brotherhood of Carpenters Pension Fund, an institutional shareholder, has given notice that it intends to make the following proposal at the Annual Meeting. The Company will provide the number of shares it owns to any person, orally or in writing as requested, promptly on receiving any oral or written request made to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095, telephone number (212) 512-2000. Your Board recommends that you vote AGAINST this proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal.

The shareholder proposal and supporting statement, for which the Board and the Company accept no responsibility, follow:

Director Election Majority Vote Standard Proposal

Resolved: That the shareholders of The McGraw-Hill Companies, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: In order to provide shareholders a meaningful role in director elections, our Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, a strong majority of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett-Packard, Morgan Stanley, Wal-Mart, Home Depot, Gannett, Marathon Oil, and Safeway have adopted a majority vote standard in company bylaws or certificates of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. However, our Company has responded only partially to the call for change, simply adopting a post-election director resignation policy that sets procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. The plurality vote standard remains in place.

We believe that a post-election director resignation policy without a majority vote standard in Company bylaws or certificate of incorporation is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the Board can then consider action on developing post-election procedures to address the status of directors that fail to win election. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the Board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

Directors’ Statement in Opposition

The Board believes that the Company’s existing governance structure effectively addresses the concerns raised by this proposal. Consequently, the Board does not believe adoption of this proposal is in the best interests of the Company or its shareholders and, accordingly, recommends a vote against it.

In 2007, the Board adopted an amendment to the Company’s By-Laws that the Board believes addresses the concerns presented in the proposal. The By-Laws provide that if a nominee for Director fails to receive a majority of the votes cast, the Director must promptly tender his or her resignation to the Board. The Nominating and Corporate Governance Committee must then make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board must act on the tendered resignation and publicly disclose its decision and rationale within 90 days following certification of the election results.

The Board adopted this By-Law amendment because it was mindful of shareholder concerns regarding plurality voting, even though plurality voting had long been the accepted standard among most large public companies, is the default standard under New York law and the rules governing plurality voting are well established and understood. The By-Law provision, in the Board’s view, addresses the underlying concerns that shareholders may have with plurality voting.

The Board maintains a rigorous Director nomination and election process. This process has been instrumental in the creation of a Board that is composed of highly qualified Directors from diverse backgrounds, and currently over 80% of the Board is independent as defined under New York Stock Exchange regulations. Because our shareholders have a strong history of electing highly qualified and independent Directors and because of the Company’s rigorous Director nomination and election process, the Board believes that the change in the Director election process advocated in the proposal would not improve the Company’s corporate governance.

We believe that our By-Law provision requiring Directors to tender their resignation if they fail to receive a majority of votes cast provides shareholders a meaningful and significant role in the election of Directors. We are committed to strong corporate governance and to taking actions in the best interests of our shareholders. The By-Law provision strengthens the effect of shareholder votes in Director elections without limiting the flexibility that is necessary for the Board to be able to act in the best interests of the Company and its shareholders. Consequently, we do not believe that the proposal is necessary or in the best interests of the Company or its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal.

Item 8. Shareholder Proposal – Adopt Policy Requiring Chairman to be Independent Director Who Has Not Previously Served as an Executive Officer

of the Company

Central Laborers’ Pension Fund, an institutional shareholder, has given notice that it intends to make the following proposal at the Annual Meeting. The Company will provide the number of shares it owns to any person, orally or in writing as requested, promptly on receiving any oral or written request made to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095, telephone number (212) 512-2000. Your Board recommends that you vote AGAINST this proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal.

The shareholder proposal and supporting statement, for which the Board and the Company accept no responsibility, follow:

RESOLVED: That stockholders of The McGraw-Hill Companies, (“McGraw-Hill” or “the Company”) ask the board of directors to adopt a policy that the board’s chairman be an independent director who has not previously served as an executive officer of McGraw-Hill. The policy should be implemented so as not to violate any contractual obligation. The policy should also specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.

SUPPORTING STATEMENT

It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer (CEO), in directing the corporation’s business and affairs. Currently at our Company, Mr. Harold McGraw III is both the Chairman of the Board and the CEO. We believe that this current scheme may not adequately protect shareholders.

Shareholders of McGraw-Hill require an independent leader to ensure that management acts strictly in the best interests of the Company. By setting agendas, priorities and procedures, the position of Chairman is critical in shaping the work of the Board of Directors. Accordingly, we believe that having an independent director serve as chairman can help ensure the objective functioning of an effective Board.

As a long-term shareholder of our Company, we believe that ensuring that the Chairman of the Board of our Company is independent, will enhance Board leadership at McGraw-Hill, and protect shareholders from future management actions that can harm shareholders. Other corporate governance experts agree. As a Commission of The Conference Board stated in a 2003 report, “The ultimate responsibility for good corporate governance rests with the board of directors. Only a strong, diligent and independent board of directors that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring that the interests of shareowners as well as other constituencies are being properly served.”

We believe that the recent wave of corporate scandals demonstrates that no matter how many independent directors there are on the Board, that Board is less able to provide independent oversight of the officers if the Chairman of that Board is also the CEO of the Company.

We, therefore, urge shareholders to vote FOR this proposal.

Directors’ Statement in Opposition

The Board is committed to adopting corporate governance policies that are appropriate in light of the Company’s circumstances and that promote the independent oversight of management of the Company. This proposal restricts the Board’s flexibility in determining the leadership structure that is best for the Company, and the Board already has mechanisms in place to provide for independent Board leadership. Consequently, we do not believe adoption of the proposal is in the best interests of the Company and its shareholders.

The Board strongly believes that it should have maximum flexibility in deciding whether the offices of Board Chairman and Chief Executive Officer are combined or separate. The Company’s governance guidelines therefore authorize the Board to select the Chairman and the Chief Executive Officer based upon the criteria that the Company’s independent Nominating and Corporate Governance Committee recommends and that the Board of Directors believes to be in the best interests of the Company. Rather than taking a “one-size fits all” approach to Board leadership, this approach affords the Board flexibility to determine whether the roles of Chairman and Chief Executive Officer should be combined or separated based upon the Company’s needs, and the strengths and talents of its executives, at any given time.

In addition, the Board has adopted a number of corporate governance policies that it believes promote the independence of the Board and independent oversight of management, and therefore, at this time, make it unnecessary to require the separation of the offices of Board Chairman and Chief Executive Officer:

•

The Board created the position of “Presiding Director.” Ms. Linda Koch Lorimer, an independent Director, currently serves as the Company’s Presiding Director. As Presiding Director, Ms. Lorimer has the following responsibilities:

(i) be readily available to be consulted by any of the senior executives of the Company as to any concerns they may have about the Company; (ii) be readily available to all Directors to communicate their issues and concerns to the Chairman and Chief Executive Officer; (iii) be readily available to the Chairman and Chief Executive Officer to offer counsel; (iv) preside at all meetings of the Board at which the Chairman and Chief Executive Officer is not present, including all meetings of non-management Directors and all executive sessions of the independent Directors; (v) authority to call meetings of the independent Directors including in the event of a crisis and/or the incapacitation of the Chairman and Chief Executive Officer; (vi) communicate Directors’ feedback to the Chairman and Chief Executive Officer from the meetings of the non-management Directors and from informal conversations with Directors; (vii) review and approve the proposed agenda for each upcoming Board meeting and the annual Board calendar; (viii) review and approve meeting schedules to assure there is sufficient time for discussion of all agenda items; (ix) consult with the other Directors and advise the Chairman and Chief Executive Officer about the quality and timeliness of the materials distributed to the Board; (x) review and approve the materials and information sent to the Board; (xi) interview, along with the Chairman and Chief Executive Officer and, as applicable, the Chair of the Nominating and Corporate Governance Committee, candidates for the Board; and (xii) assist the Nominating and Corporate Governance Committee with broad issues of corporate governance.

•

There is only one management representative on the Company’s 12-member Board and, of the 11 remaining Directors, 10 are independent. Independent Directors thus compose over 80% of the Board, well above the majority standard mandated by the NYSE. In addition, 100% of the members of the Board’s standing Audit, Nominating and Corporate Governance and Compensation Committees are independent.

•

The Board’s selection of the Company’s Chairman is based on the recommendation of the Company’s Nominating and Corporate Governance Committee, which, as noted above, consists entirely of independent Directors.

•

The non-management Directors of the Board meet at regularly scheduled executive sessions without management present at which Ms. Lorimer presides. In addition, an executive session including only independent non-management Directors is scheduled at least once a year.

The Board reexamines the Company’s corporate governance policies on an ongoing basis. It is the Board’s view that the Company’s existing governance structure assures the appropriate level of oversight and independence, and that the Board’s current leadership structure is in the best interests of the Company and its shareholders. In this regard, the Board’s current leadership structure is consistent with practice at a majority of U.S. companies. American companies historically have followed a model in which the chief executive officer also serves as chairman of the Board. American companies and their shareholders have been well served by this model, which makes clear that the chief executive officer and chairman is responsible for managing the corporation’s business, under the oversight and review of its board. This structure also enables the chief executive officer to act as a bridge between management and the Board, helping both to act with a common purpose.

In view of the Company’s highly independent Board, its strong corporate governance practices and the focal role of its Presiding Director, at this time the Board believes that requiring the separation of the offices of Board Chairman and Chief Executive Officer is unnecessary. The Board believes it would be detrimental to shareholder interests to remove the Board’s business judgment to decide who is the best person to serve as Board Chairman under the particular circumstances that exist from time to time. Therefore, we do not believe adoption of this proposal is in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal.

Item 9. Other Matters

The Board knows of no other matters which may properly be brought before the Annual Meeting. However, if other matters should properly come before the Meeting, it is the intention of those named in the solicited proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors.

SCOTT L. BENNETT

Senior Vice President, Associate General Counsel and Secretary

New York, New York

March 20, 2009

10%

Total PCW Recycled Fiber

The McGraw-Hill Companies, Inc.

Proxy Card Solicited on Behalf of the Board of Directors

The undersigned appoints Scott L. Bennett and Kenneth M. Vittor, and each of them, proxies with full power of substitution, to vote the shares of stock of The McGraw-Hill Companies, Inc. (the “Company”), which the undersigned is entitled to vote, at the Annual Meeting of Shareholders of the Company to be held at the principal executive offices of the Company, 1221 Avenue of the Americas, New York, N.Y. 10020-1095 on Wednesday, April 29, 2009, at 11 a.m. (EDT), and any adjournment thereof.

The McGraw-Hill Companies’ employees. If you are a current or former employee of the Company, this card also provides voting instructions for shares held in the 401(k) Savings and Profit Sharing Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries and the Standard & Poor’s 401(k) Savings and Profit Sharing Plan for Represented Employees. If you are a participant in either of these Plans and have shares of common stock of the Company allocated to your account under one of these Plans, you have the right to direct The Northern Trust Company, the Trustee of each of these Plans (the “Trustee”), to vote the shares held in your account. The Trustee will vote allocated shares for which no direction is received and unallocated shares, if any (together “Undirected Shares”), in the same proportion as the shares for which direction is received, subject to the Plan documents. BNY Mellon Shareowner Services, the Company’s transfer agent, must receive your instructions by 1:00 p.m. (EDT) on April 27, 2009 in order to communicate your instructions to the Trustee, who will then vote all the shares of common stock of The McGraw-Hill Companies, Inc. which are credited to the undersigned’s account as of March 9, 2009. Under the Plans, you are a “named fiduciary” for the purpose of voting shares in your account and your proportionate share of the Undirected Shares. This means that you have ultimate authority to control the manner in which the shares are voted. By submitting voting instructions by telephone, Internet, or by signing and returning this voting instruction card, you direct the Trustee to vote these shares, in person or by proxy, as designated herein, at the Annual Meeting of Shareholders.

(See reverse side for voting instructions)

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments (Mark the corresponding box on the reverse side)	P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

▲  FOLD AND DETACH HERE  ▲

ADMISSION TICKET

The McGraw-Hill Companies, Inc.

2009 Annual Meeting of Shareholders

Wednesday, April 29, 2009

11:00 a.m. (EDT)

(Doors open at 10:00 a.m.)

1221 Avenue of the Americas, 2nd Floor Auditorium

(between 48th and 49th Streets)

New York, New York 10020-1095

If you wish to attend the Annual Meeting of Shareholders in person, please present this admission ticket and a valid picture identification at the door for admission. Cameras, large bags, briefcases, packages, recording equipment and other electronic devices will not be permitted at the Annual Meeting.

Annual Meeting Available by Webcast

To listen to the Annual Meeting, go to www.mcgraw-hill.com and click on the link for the live webcast.

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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEMS 2 AND 3 AND “AGAINST” ITEMS 4 THROUGH 8. THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” ITEMS 1, 2 AND 3.
	Please mark your votes as indicated in this example	☒

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS			The Board of Directors recommends you vote “Against” the shareholder proposals in items 4 through 8.
1. ELECTION OF DIRECTORS							FOR	AGAINST	ABSTAIN

Nominees:	☐	☐	☐			4. Shareholder proposal requesting election of each Director annually.	☐	☐	☐

01 - Sir Michael Rake	(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)					5. Shareholder proposal requesting adoption of simple majority vote.	☐	☐	☐
02 - Kurt L. Schmoke
03 - Sidney Taurel						6. Shareholder proposal requesting public disclosure of corporate policies and procedures regarding political contributions and the amount of such contributions.	☐	☐	☐
*Exceptions
			FOR	AGAINST	ABSTAIN

2. Vote to reapprove performance goals under our 2002 Stock Incentive Plan.			☐	☐	☐	7. Shareholder proposal requesting election of Directors by majority vote.	☐	☐	☐

3. Vote to ratify Ernst & Young LLP as our independent Registered Public Accounting Firm for 2009.			☐	☐	☐	8. Shareholder proposal requesting adoption of policy requiring Chairman to be independent Director who has not previously served as an Executive Officer of the Company.	☐	☐	☐

And, in their discretion, in the transaction of such other business as may properly come before the Meeting.
Mark Here for Address Change or Comments ☐ SEE REVERSE

Signature	Signature	Date
NOTE:	Please sign exactly as name(s) appear hereon. Joint owners should each sign separately. When signing as executor, administrator, corporate officer, attorney, agent, trustee, guardian or in other representative capacity, please state your full title as such.

▲    FOLD AND DETACH HERE    ▲

3 Choices: Vote by Telephone, Internet or Mail

Internet and telephone voting is available until 11:59 PM Eastern Time on April 28, 2009,

the day prior to the shareholder meeting.

INTERNET
http://www.proxyvoting.com/mhp
Have your proxy card in hand when you access the Web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders	To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
The Proxy Statement and the 2008 Annual Report to Shareholders are available at:
http://www.mcgraw-hill.com/2009mhpproxy

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